Exhibit 2.1

SHARE PURCHASE AGREEMENT

BETWEEN

TRANSATLANTIC WORLDWIDE, LTD. as Seller

AND

VALEURA ENERGY NETHERLANDS B.V. or assigns as Buyer

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS1

1.1.Definitions1

ARTICLE 2 SALE AND TRANSFER OF SHARES; CLOSING10

2.1.Sale of Shares10

2.2.Purchase Price10

2.3.Closing11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER11

3.1.Organization and Powers11

3.2.Authority11

3.3.Execution; Binding Effect11

3.4.No Conflict11

3.5.Consents12

3.6.Ownership of the Shares and the Company12

3.7.Proceedings12

3.8.Brokers or Finders12

3.9.Solvency13

ARTICLE 4 REPRESENTATIONS OF SELLER WITH RESPECT TO THE COMPANY13

4.1.Organization, Qualification and Corporate Power13

4.2.Capitalization of the Company13

4.3.Description of Certain Assets14

4.4.Real Property and Land-Use14

4.5.Ownership of Assets15

4.6.Excluded Assets15

i

4.7.Intellectual Property and Technical Information15

4.8.Books and Records16

4.9.Compliance with Applicable Legal Requirements16

4.10.Governmental Authorizations16

4.11.Proceedings; Orders17

4.12.Contracts; No Defaults18

4.13.Insurance19

4.14.Environmental Matters19

4.15.Employees21

4.16.Payments and Sanctions21

4.17.Financial Statements22

4.18.Absence of Certain Liabilities22

4.19.Conduct of Business22

4.20.Location of Assets23

4.21.Residency23

4.22.Taxes23

4.23.Subsidiaries23

4.24.Disclosure23

ARTICLE 5 REPRESENTATIONS OF BUYER24

5.1.Organization and Powers24

5.2.Authority24

5.3.Execution; Binding Effect24

5.4.No Conflict24

5.5.Consents24

5.6.Investment Intent25

5.7.Proceedings25

5.8.Brokers or Finders25

5.9.Assignee of Buyer25

ARTICLE 6 COVENANTS OF SELLER PRIOR TO CLOSING DATE25

6.1.General Obligations25

6.2.Certain Operating Obligations26

6.3.Restrictions on Company27

6.4.Cooperation with Buyer29

6.5.Notification30

6.6.Insurance Proceeds30

6.7.Company Employee Claims31

ARTICLE 7 CERTAIN OTHER COVENANTS REGARDING CLOSING MATTERS31

7.1.Mutual Covenants Regarding Closing31

7.2.Mutual Covenants Regarding Consents32

7.3.Tax Amnesty Application32

7.4.Inter-Company Debt Settlement33

7.5.Employee Matters34

7.6.Transition Services35

7.7.Concurrent Transaction35

7.8.Transfer of Excluded Assets35

ARTICLE 8 CERTAIN POST-CLOSING MATTERS35

8.1.Technical Information35

8.2.Insurance Proceeds36

8.3.Delinquent AR36

8.4.Inventory Reconciliation36

8.5.Restrictions on Certain Licenses38

ARTICLE 9 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE38

9.1.Accuracy of Representations38

9.2.Seller's Performance38

9.3.Material Adverse Change39

9.4.Consents39

9.5.Share Transfer Documents39

9.6.Additional Documents39

9.7.Company Records41

9.8.Registered Agent Confirmation41

9.9.Concurrent Transaction41

9.10.TNP Guarantee41

9.11.Other Conditions Precedent41

9.12.No Injunction42

9.13.No Proceedings42

9.14.No Claim Regarding Stock Ownership43

ARTICLE 10 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE43

10.1.Accuracy of Representations43

10.2.Buyer's Performance43

10.3.Consents43

10.4.Documents43

10.5.VLE Guarantee43

10.6.Other Conditions Precedent44

10.7.No Injunction44

ARTICLE 11 TERMINATION44

11.1.Termination Events44

11.2.Effect of Termination44

ARTICLE 12 INDEMNIFICATION; REMEDIES45

12.1.Survival45

12.2.Indemnification and Payment of Damages by Seller45

12.3.Indemnification and Payment of Damages by Buyer45

12.4.Claims of Non-Parties46

12.5.Time Limitation46

12.6.Limitation on Damages46

12.7.No Double Counting46

12.8.Monetary Limitation46

12.9.Procedure for Indemnification – Third Party Claims47

12.10.Procedure for Indemnification – Other Claims48

12.11.Exclusive Remedy48

ARTICLE 13 ASSIGNMENT48

13.1.Assignment of Agreement48

ARTICLE 14 GENERAL PROVISIONS48

14.1.Expenses48

14.2.Public Announcements49

14.3.Confidentiality49

14.4.Notices50

14.5.Further Assurances51

14.6.Entire Agreement and Amendment51

14.7.Waiver51

14.8.Schedules52

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14.9.Assignments, Successors, and No Third-Party Rights52

14.10.Severability53

14.11.Section Headings; Construction53

14.12.Time of Essence53

14.13.Governing Law53

14.14.Dispute Resolution53

14.15.Counterparts55

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into this 13th day of October, 2016 (the "Execution Date"), by and between TRANSATLANTIC WORLDWIDE, LTD., an international business company organized under the laws of the Commonwealth of the Bahamas ("Seller"), and VALEURA ENERGY NETHERLANDS B.V., a private limited liability company organized under the laws of the Netherlands, or assigns (hereinafter "Buyer")

RECITALS

WHEREAS, Seller is the owner of 100% of the shares (the "Shares") of Thrace Basin Natural Gas (Turkiye) Corporation (the "Company"), a corporation organized under the laws of the British Virgin Islands, having its registered office at Jayla Place, Wickhams Cay 1, Road Town, Tortula, the British Virgin Islands, which operates through a branch located in Turkey having a registered office at Sehit Ersan Caddesi No.: 24/7-8 Cankaya 06680 Ankara, known and referred to as Thrace Basin Natural Gas Corporation Ankara Türkiye Şubesi (the "Branch");

WHEREAS, Seller has agreed to sell the Shares and, in reliance on the representations, warranties and undertakings given in this Agreement by Seller, Buyer has agreed to buy the Shares from Seller on the terms and conditions in this Agreement;

WHEREAS, TransAtlantic Petroleum Ltd. has concurrently herewith delivered the TNP Guarantee to Buyer, and Valeura Energy Inc. has concurrently herewith delivered the VLE Guarantee to Seller;

WHEREAS, Seller, Buyer and the Company, among others, have delivered the Consent Agreement concurrently herewith;

NOW THEREFORE WITNESSETH, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1.	Definitions

For purposes of this Agreement, in addition to the other terms defined herein, the following terms have the meanings specified or referred to in this ARTICLE 1:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

"Agreement" is defined in the preamble of this Agreement.

"Annual Financial Statements" is defined in Section 4.17.

"Anti-Corruption Laws" means the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, and all other Applicable Legal Requirements of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

"Applicable Legal Requirement" means any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law (including common law and equity), ordinance, code, rule or regulation, any Order (including any consent decree or administrative Order) or any Governmental Authorization, in any case applicable to any specified Person, property, transaction or event, or any such Person's property and assets or business and affairs.

"Banarli Farm-In" means the farm-in by Statoil Banarli Turkey B.V. into the deep rights pertaining to the Banarli licenses as contemplated by the Farm-In Agreement date August 19, 2016 between CRBV and Statoil Banarli Turkey B.V.

"Branch" is defined in the recitals of this Agreement.

"Business Day" means any day (other than a Saturday or Sunday) on which banks are generally open for commercial business in each of the cities of Amsterdam, Netherlands, Calgary, Alberta, Nassau Bahamas, Dallas, Texas, and Road Town, Tortula, the British Virgin Islands.

"Buyer" is defined in the preamble of this Agreement.

"Closing" is defined in Section 2.3.

"Closing Date" means the date and time as of which the Closing actually takes place.  The Closing Date shall be the later of: (a) the date which is five (5) Business Days following the date on which the Required Regulatory Approvals have been received; and (b) the closing date of the West Thrace Deep Rights Disposition; provided, however, that, if all other conditions in ARTICLE 9 and ARTICLE 10 have not been satisfied prior to such date (other than those conditions which by their nature are to be satisfied at the Closing), the Closing shall occur as soon as practicable after such other conditions have been satisfied, but in any event no later than the Outside Date.

"Company" is defined in the recitals of this Agreement. References in this Agreement to the Company shall be read to include the Branch in each and every case except where the context does not allow.

"Company and Branch Governing Documents" is defined in Section 4.1(b).

"Company Assets" means the property and assets of the Company, including the Exploration and Operation Licenses, the other Facilities and the Equipment and Inventory, in each case excluding the Excluded Assets.

"Company Employee Claims" means claims or Proceedings against the Company commenced by current or former employees of the Company in respect of employment matters, other than Transferred Employee Claims.

"Competition Board" means the Competition Board of the Republic of Turkey.

"Consent" means any approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege, no-action letter or other authorization from: (i) any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person's property and assets or business and affairs; or (ii) any Person in connection with any easements, contractual rights or other matters.

"Consent Agreement" means the consent, waiver and acknowledgment agreement dated October 13, 2016 between Buyer, CRBV, Seller, TransAtlantic Petroleum Ltd., the Company, PTI and PTI Turkey and pursuant to which the parties thereto have consented to the transactions contemplated hereby and Pinnacle Turkey Holding Company, LLC has waived its tag-along rights in respect of the transactions contemplated hereby.

"Contract" means any agreement, contract, lease, license, concession, option, indenture, mortgage, deed of trust, debenture, note or other obligation, promise, or undertaking (whether written or oral and whether express or implied) that is, as of the date of reference, legally binding.

"Control" over a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.  The terms "Controlling" and "Controlled" will have corollary meanings.

"CRBV" means Corporate Resources B.V.

"CRBV Distribution" means the distribution of the proceeds received by CRBV at the closing of each of the Banarli Farm-In and the West Thrace Deep Rights Disposition from CRBV’s Turkish branch to the Netherlands.

"Damages" means all costs, losses (including diminution in value), liabilities, deficiencies, claims and expenses (which include interest, penalties, cost of mitigation, attorney's fees and amounts paid in investigation, defense or settlement of any claim in respect of the foregoing).

"Delinquent AR" is defined in Section 2.2(c).

"Dispute" is defined in Section 14.14(a).

"Effective Date" means March 31, 2016.

"Effective Date AR" means accounts receivable of the Company that were outstanding as at the Effective Date, including the settlement amount payable by Bilkont to the Company pursuant to case #2015/600 (less amounts received on behalf of joint venture partners).

"Effective Date Financial Statements" is defined in Section 4.17.

"EMRA" means the Energy Markets Regulatory Authority of the Republic of Turkey.

"EMRA Licenses" is defined in Section 4.3(e).

"Encumbrance" means any charge, lien (statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, priority or other security agreement, preferential arrangement or encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement or the interest of a lessor under a capital lease or finance obligation (or any similar arrangement) or any option, right of first refusal or other prior claims of any nature whatsoever, whether registered or recorded or unregistered or unrecorded, and including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" means any Damages, Liability or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

"Environmental Law" means any Applicable Legal Requirement that requires or relates to:

(a)advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)protecting resources, species, or ecological amenities;

(f)reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Equipment and Inventory" is defined in Section 4.3(d).

"Excluded Assets" is defined in Section 4.6.

"Execution Date" is defined in the preamble of this Agreement.

"Exploration and Operation Licenses" means those exploration and operating licenses set forth on Schedule 4.3(a), as extended, re-issued or reviewed prior to the Closing Date.

"Facilities" means any fee, leasehold, or other real property interests (including the Exploration and Operation Licenses) owned or operated by the Company and any buildings, plants, structures, pipelines or other infrastructure owned or operated by the Company.

"Final Inventory Value" is defined in Section 8.4(a).

"Final Liability Amount" is defined in Section 8.4(a).

"Final Purchase Price Calculation Schedule" is defined in Section 2.2(b).

"Financial Statements" means the Annual Financial Statements and the Effective Date Financial Statements, collectively.

"GAAP" means generally accepted accounting principles in Turkey.

"Gazientep JOA" means joint operating agreement dated June 6, 2011 among TBNG, PTI Turkey, CRBV and TEMI.

"Gazientep Licences" means the licences and leases subject to the Gazientep JOA.

"GDPA" means the General Directorate of Petroleum Affairs of the Ministry of Energy and Natural Resources of the Republic of Turkey.

"Governmental Authorization" means any Consent issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Legal Requirement. For greater certainty, and without limiting the foregoing, in the case of the Company, Governmental Authorizations include the Exploration and Operation Licenses and the EMRA Licenses.

"Governmental Body" means:

(a)whether or not included in the clauses below, GDPA, EMRA and the Competition Board;

(b)the government of any nation, state, province, county, city, town, village, district, or other jurisdiction of any nature, or any multi-national organization or body; or

(c)any governmental or quasi-governmental authority of any nature, including any agency, branch, department, official, regulatory body, central bank, court, tribunal, instrumentality or other Person or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

"Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Incoming Directors" means those persons nominated in writing by the Buyer to be directors of the Company as of the Closing.

"Incoming Employees" is defined in Section 7.5.

"Intercompany Debt Settlement Procedures" is defined in Section 7.4.

"Intercompany Debt Cash Settlement Amount" is defined in Section 7.4(a).

"Inventory" means the inventory listed in Schedule 4.3(d).

"Knowledge" when used in determining if Seller will be deemed to have "Knowledge" of a particular fact or other matter, means that: (a) any of the directors or officers of Seller or TransAtlantic Petroleum Ltd. or any of Wil Saqueton, William Bentley, Selami Uras or Darcy Doerscher is actually aware of such fact or other matter; or (b) a reasonably prudent officer or manager responsible for a particular area, function or segment of Seller using ordinary care in the exercise of his duties and responsibilities should have been aware of or should have discovered such fact or other matter.

"Liability" means any liability or obligation of any nature whatsoever (whether direct or indirect, matured or unmatured, known or unknown, fixed, absolute, accrued, contingent, prospective or otherwise).

"Marhat" means Marhat Marmara Boru Hatlari Ins. Muh. Taah. San Tic. Ltd. Sti.

"Marhat Royalty" means the royalty payable by the Company pursuant to the Assignment of 1% Overriding Royalty in District I Licenses by and between the Company and Marhat dated June 6, 2011.

"Material Adverse Change" or "Material Adverse Effect" means, as to a Person, any change, event, occurrence, condition, circumstance, effect, fact or development that individually, or in the aggregate has, or could reasonably be expected to have, a material and adverse effect, on: (a) the business, operations, condition (financial or otherwise), assets or properties of such Person, (including, in the case of the Company, its ability to operate the Company Assets in the manner currently operated); or (b) the ability of such Person to consummate the transactions contemplated by this Agreement; except in the case of (a) and (b) above, to the extent resulting or arising in connection with (i) the execution, performance or announcement of this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the natural gas exploration and production business in general, (iii) changes in economic or political conditions generally, (iv) changes in Applicable Legal Requirements, or (v) any matter set forth in the Disclosure Schedules attached hereto, except to the extent of any change, event, occurrence, condition, circumstance, effect, fact or development with respect to such matters that arise after the date hereof; provided, however, in the case of clauses (ii), (iii) and (iv), that such changes or conditions do not have a disproportionate impact on the Company or the Company Assets when compared to other participants in the natural gas exploration and production business, taken as a whole, including any change, event, occurrence, condition, circumstance, effect, fact or development specifically identified by Buyer to Seller in writing prior to execution of this Agreement as constituting a Material Adverse Change or Material Adverse Effect.

"Material Contract" means each Contract that is disclosed in Schedule 4.12 or, if it had been entered into and in force as of the Execution Date, would have been required to be disclosed in Schedule 4.12.

"Notice of Dispute" is defined in Section 14.14(a).

"Occupational Safety and Health Law" means any Applicable Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations), designed to provide safe and healthful working conditions.

"OFAC" means The Office of Foreign Assets Control of the US Department of the Treasury.

"Order" means any award, decision, injunction, judgment, order, directive, decree, ruling, subpoena, verdict, direction or request entered, issued, made, or rendered by any Governmental Body, or arbitrator or other decision-making authority of competent jurisdiction.

"Ordinary Course of Business" means, when applied to an action of a Person, that such action is taken in the ordinary course of the normal day-to-day operations of such Person and is consistent with the past practices of such Person.

"Organizational Documents" means:

(a)the certificate of incorporation, articles and bylaws of a corporation;

(b)any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person;

(c)any document similar to any of the foregoing; and

(d)any amendment to or restatement of any of the foregoing.

"Outgoing Employees" is defined in Section 7.5.

"Outside Date" means January 31, 2017 or such later date as may be mutually agreed to by the Buyer and the Seller in writing; provided, however, that if the Banarli Farm-In and the West Thrace Deep Rights Disposition have been completed and the proceeds therefrom are available to Buyer for payment of the Purchase Price on or before January 31, 2017, subject only to Required Regulatory Approvals in respect of the CRBV Transfer, the "Outside Date" shall automatically be extended to February 28, 2017.

"Permitted Equity Encumbrances" means

(a)transfer restrictions under the Company and Branch Governing Documents; and

(b)Encumbrances caused or created by the Buyer.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Petroleum Law" means Petroleum Law No. 6491 of the Republic of Turkey.

"Powers of Attorney" is defined in Section 4.1(c).

"Preliminary Purchase Price Calculation Schedule" is defined in Section 2.2(a).

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, threatened, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or other decision-maker having jurisdiction.

"PTI" means Pinnacle Turkey, Inc.

"PTI Turkey" means Pinnacle Turkey Holding Company, LLC.

"Purchase Price" is defined in Section 2.2(d).

"Reconciliation Date" means the date which is eighteen (18) months following the Closing Date.

"Reconciliation Statement" is defined in Section 8.4(b).

"Registered Agent" means the registered agent of the Company under the BVI Business Companies Act 2004 (as amended).

"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Required Regulatory Approvals" means the approval of each of GDPA, EMRA and the Competition Board in connection with the transactions contemplated hereby, including the Intercompany Debt Settlement Procedures and the CRBV Distribution.

"Resigning Directors" means the directors of the Company immediately prior to the Closing (other than those directors which are also Incoming Directors).

"Resigning Officers" means the officers of the Company immediately prior to the Closing.

"Rules" is defined in Section 14.14(c)(i).

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by OFAC or by any Canadian Governmental Body.

"Sanctioned Person" means, (a) any Person listed in any sanctions-related list of designated Persons maintained by any Canadian Governmental Body, or (b) a person named on the list of Specially Designated Nationals maintained by OFAC.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or any Canadian Governmental Entity.

"Seller" is defined in the preamble of this Agreement.

"Shares" is defined in the recitals of this Agreement.

"Senior Executive" is defined in Section 14.14(b).

"Tax" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Turkish, British Virgin Islands, Bahamas, United States, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, value-added, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes (and any interest and penalties with respect thereto).

"Tax Amnesty Amount" is defined in Section 7.3.

"Tax Amnesty Application" is defined in Section 7.3.

"Tax Amnesty Law" means the Turkish law entitled “Statutory Proposal on Restructuring of Certain Receivables” and the regulations promulgated thereunder, as amended.

"TBNG JV JOA" means the joint operating agreement dated June 6, 2011 between the Company, CRBV and PTI Turkey dated June 6, 2011 in respect of the Exploration and Operation Licenses.

"Technical Information" means all scientific and technical information relating to the Company Assets, whether in writing, graphic, machine readable, electronic or physical form, including (i) all geological, geophysical, geochemical, drilling, analytical testing, and other similar information, including maps, charts and surveys, (ii) all geological, engineering and other technical studies, drilling plans, well plans or similar studies or analyses, (iii) all plans, blueprints, process flow sheets, equipment and parts lists, instructions, manuals, and equipment records and procedures, and (iv) all well files, seismic files, drill cuttings, pipeline data and other all other exploration, development, operations, production and sales records, data and reports.

"TEMI" means TransAtlantic Exploration Mediterranean International Pty Ltd.

"Terminated Employees" is defined in Section 7.5.

"Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Title Preserving Well" means any well required to be drilled to perpetuate any of the Exploration and Operation Licenses, or all or any portion of the acreage within any of the Exploration and Operation Licenses, and which is drilled within the last one-hundred and eighty (180) days of any primary term or extended term of such Exploration and Operation License which cannot be extended merely by a payment of an amount or the posting of a bond or similar security, which for clarity includes any well identified in plans or work programmes required under the Exploration and Operation Licenses or the Petroleum Law and submitted to a Governmental Body (including the GDPA) relating to the foregoing.

"TNP Guarantee" means the guarantee of Seller's obligations hereunder and under the Transition Services Agreement delivered by TransAtlantic Petroleum Ltd. to Buyer concurrently with the execution and delivery of this Agreement.

"Transferred Employee Claims" means claims or Proceedings commenced by Outgoing Employees, Terminated Employees or Incoming Employees in respect of employment matters.

"Transition Services Agreement" is defined in Section 7.6.

"VLE Guarantee" means the guarantee of Buyer's obligations hereunder delivered by Valeura Energy Inc. to Seller concurrently with the execution and delivery of this Agreement.

"West Thrace Deep Rights Disposition" means the sale by CRBV of its interest in the deep rights pertaining to the Exploration and Operation Licenses to Statoil Banarli Turkey B.V. as contemplated by the Purchase and Sale Agreement dated October 13, 2016 between CRBV and Statoil Banarli Turkey B.V.

ARTICLE 2
SALE AND TRANSFER OF SHARES; CLOSING

2.1.	Sale of Shares

At the Closing, subject to the terms and conditions of this Agreement, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, the Shares, free and clear of all Encumbrances.

2.2.	Purchase Price

(a)In consideration of the sale of the Shares pursuant to the terms hereof, Buyer shall pay to Seller an amount equal to twenty two million U.S. dollars (US$22,000,000) in cash, as adjusted pursuant to Schedule 2.2(a) (the "Preliminary Purchase Price Calculation Schedule") and subject to further adjustment in accordance with Sections 2.2(b) and 2.2(c).

(b)On or before the fifth (5th) Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a final purchase price calculation schedule (the "Final Purchase Price Calculation Schedule"), which shall be in the same form as the Preliminary Purchase Price Calculation Schedule. Subject to Section 2.2(c), the only permitted changes to the Preliminary Purchase Price Calculation Schedule to be made by Seller in the Final Purchase Price Calculation Schedule shall be adjustments to the specific line items set out in the Preliminary Purchase Price Calculation Schedule to reflect amounts recorded in the Company’s books filed with the GDPA after the Execution Date and prior to the Closing Date in respect of transactions to eliminate certain liabilities of the Company outstanding as of the Effective Date and inter-company debt owing by the Company to its Affiliates or to the Company by its Affiliates. Any such permitted changes shall be made by Seller in good faith and applying, on a consistent basis, the same accounting principles and methodologies used in preparation of the Preliminary Purchase Price Calculation Schedule. At the time Seller delivers the Final Purchase Price Calculation Schedule to Buyer, Seller shall also make available to Buyer all information reasonably requested by Buyer in order for Buyer to understand the adjustments to the Preliminary Purchase Price Calculation Schedule made in the Final Purchase Price Calculation Schedule.

(c)The Final Purchase Price Calculation Schedule shall reflect a reduction to the amount referred to in Section 2.2(a) by the amount of any Effective Date AR that have not been collected by the Closing Date (any such accounts receivable, the "Delinquent AR"). For the purpose of the foregoing, (i) at the time Seller delivers the Final Purchase Price Calculation Schedule to Buyer, Seller shall also provide Buyer with evidence satisfactory to Buyer, acting reasonably, of the collection of any Effective Date AR and the cash proceeds received by the Company in respect thereof, absent which such Effective Date AR will be deemed to be Delinquent AR; and (ii) Delinquent AR payable in Turkish lira will be converted into U.S. dollars at a rate of 2.8334 Turkish lira per U.S. dollar.

(d)The purchase price reflected in the Final Purchase Price Calculation Schedule shall be the "Purchase Price" for purposes of this Agreement.

2.3.	Closing

(a)Subject to the prior or concurrent fulfillment or waiver of all obligations and conditions set forth in ARTICLE 9 and ARTICLE 10, the closing (the "Closing") of the purchase and sale of the Shares provided for in this Agreement will take place at the offices of Torys LLP, 525 – 8th Avenue S.W., 46th Floor, Eighth Avenue Place East, Calgary, Alberta, on the Closing Date.

(b)At the Closing, Buyer shall pay the Purchase Price to Seller against delivery of the Shares to the Buyer, together with the other documents required to transfer ownership of the Shares to Buyer as set forth in Section 9.5. The Purchase Price shall be paid by wire transfer in immediately available funds to Seller.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
SELLER WITH RESPECT TO SELLER

Seller represents and warrants to Buyer as follows:

3.1.	Organization and Powers

Seller is a company duly formed, validly existing, and in good standing under the laws of the Commonwealth of the Bahamas, with full corporate power and authority and all qualifications, registrations and licenses necessary to own the Shares and to perform all its obligations under this Agreement. Seller is not in default or in violation of any provision of its Organizational Documents.

3.2.	Authority

The execution and delivery by Seller of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of Seller.

3.3.	Execution; Binding Effect

This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be affected by Applicable Legal Requirements relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

3.4.	No Conflict

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without the giving of notice, lapse of time or both):

(a)contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Seller, or any resolution adopted by the board of directors or the shareholders of Seller; or (ii) any provision of the Company and Branch Governing Documents, or any resolution adopted by the board of directors or the shareholders of the Company;

(b)subject to obtaining the Required Regulatory Approvals, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Applicable Legal Requirement to which Seller or the Company (or any Affiliate thereof) is subject or otherwise bound (including with respect to its property and assets); or

(c)except as contemplated by the Consent Agreement, contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default or event giving any Person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Seller, the Company (or any Affiliate thereof) is a party or to which any of its property or assets is subject; or

(d)result in the imposition or creation of any Encumbrance upon or with respect to the Shares, the Company or any of the property or assets owned, leased or used by the Company.

3.5.	Consents

Except for the Required Regulatory Approvals and as contemplated by the Consent Agreement, neither Seller nor any of its Affiliates (including the Company) is required to give any notice to, make any filing with or obtain any Governmental Authorization, Order or Consent of any other Person in connection with the execution, delivery or performance of the obligations of Seller under this Agreement or the consummation of the transactions contemplated hereby.

3.6.	Ownership of the Shares and the Company

Seller is and will be on the Closing Date, immediately prior to the conveyance of the Shares to Buyer hereunder, the sole registered and beneficial owner of all of the Shares, free and clear of all Encumbrances other than the Permitted Equity Encumbrances, in full compliance with all Applicable Legal Requirements, including Applicable Legal Requirements in the Commonwealth of the Bahamas, the British Virgin Islands and the Republic of Turkey. There is no existing option, warrant, call, right or Contract of any character to which Seller or any of its Affiliates is a party requiring the sale, transfer or disposition of any kind of the Shares, except for this Agreement.  The Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer, disposition or redemption of the Shares, except for this Agreement. Upon consummation of the purchase and sale of the Shares between Seller and Buyer as contemplated by this Agreement, Buyer will acquire one hundred percent (100%) ownership of the Shares, free and clear of all Encumbrances other than the Permitted Equity Encumbrances.

3.7.	Proceedings

There is no pending Proceeding that has been commenced by or against Seller or any Affiliates thereof that relates to or may affect the ownership of the Shares by Seller, or challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller, (i) no such Proceeding has been threatened against Seller or any Affiliate thereof, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.8.	Brokers or Finders

Seller and its agents have incurred no Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.9.	Solvency

No proceedings in bankruptcy or insolvency have ever been instituted by or against Seller, or any Affiliate thereof, and no such proceeding is now pending or contemplated. The Seller is not insolvent within the meaning of Applicable Legal Requirements and will not be rendered insolvent by the execution and delivery of this Agreement.

ARTICLE 4
REPRESENTATIONS OF SELLER WITH RESPECT TO THE COMPANY

Seller hereby represents and warrants to Buyer as follows:

4.1.	Organization, Qualification and Corporate Power

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.  It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required (including the Republic of Turkey).  The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it (including the Company Assets).  The Branch is a branch office of the Company duly established, validly existing and in good standing under the laws of the Republic of Turkey, including the Petroleum Law. All Governmental Authorizations required for the operation and good standing of the Branch are in full force and effect and there is no pending or, to the Knowledge of Seller, threatened, proceeding for the cancellation of such Governmental Authorizations.

(b)Seller has delivered to Buyer true and complete copies of the Organizational Documents of the Company and the Branch (including, without limitation, the certificate of incorporation, any certificates of incorporation on change of name and the bylaws of the Company and the source file of the Branch filed with the GDPA), each as amended or restated to date (collectively, the "Company and Branch Governing Documents"). Neither the Company nor the Branch is in violation or default of any provisions of the Company and Branch Governing Documents in any material respect.

(c)Schedule 4.1(c) sets forth a complete and accurate list of all powers of attorney ("Powers of Attorney") granted by the Company or the Branch, including the name of the attorney, and the nature and duration of the powers granted.

(d)The Company is not insolvent within the meaning of Applicable Legal Requirements.

Capitalization of the Company

(a)The entire authorized equity securities of the Company consist of 10,000,000 ordinary shares, with a par value of US $0.01 per share, all of which are issued and outstanding and constitute the Shares.  All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable and are not subject to forfeiture.  There are no existing options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar rights, or Contracts of any character that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities or other securities of the Company or any rights relating to an interest in the revenues, profits or assets of the Company.

(b)The Branch is capitalized in a sufficient manner such that the minimum capital requirements required for the EMRA Licenses under Applicable Legal Requirements have been satisfied.

4.3.	Description of Certain Assets

(a)Schedule 4.3(a) contains a complete and accurate list and brief description of all of the petroleum rights in which the Company holds any direct or indirect interest (the "Exploration and Operation Licenses"). Seller has delivered to Buyer true and complete copies of the Exploration and Operation Licenses. All of the Exploration and Operation Licenses are held in the name of the Branch and, except as set forth on Schedule 4.3(a), are valid and in good standing. All maintenance fees, rents, recording fees, Taxes and all other amounts have been paid when due and payable and all assessment work and other actions and all other obligations as are required to maintain the Exploration and Operation Licenses in good standing have been taken and complied with in all material respects.

(b)Schedule 4.3(b) contains a complete and accurate list and brief description of all joint venture, operating, farm out, option, royalty or other similar agreements to which the Company is a party relating to interests in any of the Exploration and Operation Licenses. Seller has delivered to Buyer true and complete copies of all of such agreements.

(c)Schedule 4.3(c) contains a complete and accurate list and brief description of all Facilities owned, leased or used by the Company (other than the Exploration and Operation Licenses), indicating whether such Facilities are owned, leased or used by the Company. All Facilities have been properly maintained and are in good working order for the purposes utilized by the Company in its business.

(d)Schedule 4.3(d) contains a complete and accurate list and brief description of all equipment and inventory (other than Facilities) owned, leased or used by the Company (the "Equipment and Inventory"), including motor vehicles and rolling stock, indicating whether such Equipment and Inventory are owned, leased or used by the Company. To the Knowledge of Seller, except for normal wear in the ordinary course, all such Equipment and Inventory has been properly maintained and is in good operable condition for the purposes utilized by the Company in its business.

(e)Schedule 4.3(e) contains a complete and accurate list and brief description of all Consents issued to the Company by EMRA (the "EMRA Licenses"). Seller has delivered to Buyer true and complete copies of the EMRA Licenses. All of the EMRA Licenses are valid and in good standing.

4.4.	Real Property and Land-Use

(a)The Company does not own or lease any real property not listed on Schedule 4.3(c). The Company is in possession of all deeds and documents necessary to prove title to the real property listed on Schedule 4.3(c) that is owned by the Company. Where the interest of the Company in any such real property was acquired through expropriation, the Company has complied in all material respects with and completed the expropriation process in accordance with Applicable Legal Requirements, and the usufruct rights on the expropriated real property have been duly obtained and all necessary payments have been made by the Company in accordance with Applicable Legal Requirements.

(b)The Company holds all Consents required for any lands used by the Company and which are owned or leased by a Governmental Body or other third party, and such Consents are in good standing, other than those Consents, either individually or in the aggregate, which if not held by the Company or not in good standing, would not, and could not reasonably be expected to, have a Material Adverse Effect.

(c)The Company has all surface and access rights necessary to carry on its operations in respect of the Company Assets as currently conducted and to explore for, develop and produce petroleum substances from the Exploration and Operation Licenses and complete sales transactions in respect thereof. All rents, utilization payments, expropriation fees, crop loss compensation and other fees and payments payable pursuant to applicable contractual arrangements and/or Applicable Legal Requirements in respect of such surface and access rights have been duly paid by the Company. The employees, agents and representatives of the Company have free and unrestricted access to the lands and other surface areas required to operate the Exploration and Operation Licenses and other Facilities and have not been prevented or restrained from exercising their rights of access in any manner. There is no pending Proceeding that has been commenced by or against the Company or that otherwise relates to or may affect such rights of access or land use, and, to the Knowledge of Seller, no such Proceeding has been threatened or is contemplated. There are no pending or, to the Knowledge of Seller, threatened disputes, claims or other demands involving owners of the lands and other surface areas required to operate the Exploration and Operation Licenses and other Facilities that, if successfully pursued, would, or could reasonably be expected to, have a Material Adverse Effect.

4.5.	Ownership of Assets

(a)Subject to Encumbrances set out in Schedule 4.5(a), the Company (i) has valid and subsisting leasehold title to all leases of real property purported to be leased by it, (ii) has valid possessory and record title to the Exploration and Operation Licenses, except for such that are leased to the Company and are covered under part (i) of this paragraph, (iii) has good and marketable title to such other real property interests purported to be owned by the Company, including the Facilities, and not otherwise included under parts (i) and (ii) of this paragraph, and (iv) has good and valid title to or holds a valid leasehold interest in such other Company Assets, which are not real property interests, and are purported to be owned or leased by the Company, including the Equipment and Inventory. There are no Encumbrances upon or with respect to any of the Company Assets, except for Encumbrances set out in Schedule 4.5(a).

(b)The Company has not received notice of any actual or de facto act of eminent domain, expropriation or nationalization of all or any part of the Company Assets, and, to the Knowledge of Seller, such act of eminent domain, expropriation or nationalization is not threatened or contemplated.

4.6.	Excluded Assets

Schedule 4.6 contains a complete and accurate description of the Company's interest in the Gazientep Licences and the Gazientep JOA (the "Excluded Assets"). The Excluded Assets were acquired by the Company prior to the Effective Date and the Company has not made any purchase payments or incurred any out-of-pocket expenses in respect of the Excluded Assets since the Effective Date.

4.7.	Intellectual Property and Technical Information

(a)To the Knowledge of Seller, the Company owns, licenses or otherwise has the right to use all material licenses, consents, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations, software and computer applications and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto in any material respect. To the Knowledge of Seller, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company infringes upon or conflicts with any rights owned by any other Person in any material respect. No claim or litigation regarding any of the foregoing is pending or, to the Knowledge of Seller, threatened.

(b)Seller and its Affiliates (other than the Company) do not own, license or otherwise have rights to any licenses, consents, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations, software and computer applications or other intellectual property rights that are necessary for the operation of the Company's business.

(c)The Company owns, licences or otherwise has rights to all of the Technical Information. The Company does not licence any of the Technical Information from, or otherwise hold its right to the Technical Information through, Seller or its Affiliates, and the Company does not pay any royalty or other fees or have any other obligations whatsoever to Seller or its Affiliates in respect of such Technical Information.

4.8.	Books and Records

(a)The books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices on a basis consistent with prior years, are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of the Company, and accurately and fairly reflect the basis for the Financial Statements.

(b)The Company has established processes and procedures designed to provide reasonable assurance regarding the reliability of the Company's statutory balances in accordance with general accepted accounting practices in Turkey.

(c)Schedule 4.8(c) contains a complete and accurate list of all corporate policies implemented by or applicable to the Company, including all health, safety and environment, human resources, anti-corruption, ethics, whistleblower policies, a true and complete copy of which have been provided to Buyer.

4.9.	Compliance with Applicable Legal Requirements

(a)The Company is in compliance in all material respects with all Applicable Legal Requirements.

(b)Except as set forth in Schedule 4.9(b), the Company has not received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Governmental Body or any other  Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.10.	Governmental Authorizations

(a)Schedule 4.10(a) contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the property or assets owned, leased or used by, the Company, including the dates of issuance and expiry dates thereof. Seller has delivered to Buyer true and complete copies of the Governmental Authorizations listed in Schedule 4.10(a).

(b)The Governmental Authorizations held by the Company collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses in all material respects and to permit the Company to own, lease and use its property and assets in the manner in which it currently owns, leases and uses such property and assets in all material respects. Each Governmental Authorization listed or required to be listed in Schedule 4.10(a) is valid and in full force and effect.

(c)Except as set forth on Schedule 4.10(c):

(i)the Company is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization listed or required to be listed in Schedule 4.10(a);

(ii)to the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without lapse of time or both) reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.10(a);

(iii)the Company has not received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.10(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

4.11.	Proceedings; Orders

(a)There is no pending Proceeding, except as set forth in Schedule 4.11:

(i)that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the property or assets owned, leased or used by the Company; or

(ii)that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b)To the Knowledge of Seller, (i) no such Proceeding has been threatened or is contemplated against the Company, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding that could reasonably be expected to have a Material Adverse Effect.

(c)(i) There is no Order to which the Company, or any of its property or assets owned, leased or used by it, is subject, (ii) the Company is not subject to any Order that relates to the business of, or any of the property or assets owned, leased or used by, it, and (iii) to the Knowledge of Seller, no officer, director, agent, or employee of the Seller, Company or any of their Affiliates is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(d)The Company has not given any specific undertaking to a court or other Governmental Body, or any specific undertaking to any other Person which undertaking has been or is required to be filed with a court or other Governmental Body, in connection with any Proceeding and pursuant to which the Company has any continuing obligations.

4.12.	Contracts; No Defaults

(a)Schedule 4.12 contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of:

(i)each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of US $100,000;

(ii)each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of US $50,000;

(iii)each Contract that involves expenditures or receipts of the Company in excess of US $50,000;

(iv)each Contract that cannot be cancelled without penalty and which creates a financial obligation on the part of the Company in excess of US $50,000;

(v)each Contract pursuant to which any Encumbrance is created, granted or incurred over the Shares, the Company or the property or assets of the Company;

(vi)each Contract relating to indebtedness for borrowed money;

(vii)each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than US $25,000 and with terms of less than one year);

(viii)each Contract with respect to patents, trademarks, copyrights, or other intellectual property owned, licensed or used by the Company, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any patents, trademarks, copyrights, or other intellectual property owned by the Company;

(ix)each Contract relating to a joint venture, partnership or other sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(x)each Contract required to be listed in Schedule 4.3(b);

(xi)each Contract between or including the Company and an Affiliate;

(xii)each Contract containing covenants that in any way purport to restrict the business activity of the Company (or any Affiliate thereof) or limit the freedom of the Company (or any Affiliate thereof) to engage in any line of business or to compete with any Person;

(xiii)each Contract containing covenants that in any way purport to restrict a change of Control or ownership of the Company;

(xiv)each written warranty, guaranty, indemnity or other similar undertaking with respect to borrowed money or contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xv)each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)Neither the Seller nor any Affiliate thereof (other than the Company) has any rights under or any obligation or liability under and does not have the right to require or will not become subject to, any Material Contract or any other Contract that relates to the business of, or any of the property or assets owned, leased or used by, the Company.

(c)With respect to each Material Contract: (i) to the Knowledge of Seller, the Contract is in full force and effect and legal, valid, binding and enforceable against the parties thereto in accordance with its terms; (ii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by the Company, or permit termination, modification or acceleration, under the Contract; (iii) to the Knowledge of Seller, each other party to the Contract other than the Company is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration, under the Contract; and (iv) no provision of the Contract has been repudiated by the Company or, to the knowledge of Seller, any other party thereto.

(d)The Company has not given to or received from any other Person, at any time since January 1, 2014, any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract, which violation, breach or default remains unresolved.

4.13.	Insurance

(a)Schedule 4.12 contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of:

(i)all policies of insurance to which any officer or the Company is a party or under which the Company, the Company Assets or any officer or director of the Company, is or has been covered at any time within the five years preceding the date of this Agreement; and

(ii)all pending applications for policies of insurance.

(b)Schedule 4.12 contains a complete and accurate list of all pending or completed claims under such policies within the five years preceding the date of this Agreement and the results of such claims.

4.14.	Environmental Matters

(a)The Company is in compliance in all material respects with, and has not been and is not in violation in any material respect of or liable under, any Environmental Law or Governmental Authorization related thereto.

(b)The Company has not received any citation, directive, inquiry, notice, order, summons, warning, or other communication from any Governmental Body, other Person purporting to act in the public interest (including any non-governmental organizations (or NGOs)), or the current or prior owner or operator of any Facilities of:

(i)any actual or potential violation or failure to comply with any Environmental Law by the Company or any other Person for whose conduct it is or may be held responsible, or

(ii)any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at which Hazardous Activities were carried on by the Company.

(c)There are no pending or, to the Knowledge of Seller, threatened, claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, and, to the Knowledge of Seller, no event has occurred or circumstance exists which may (with or without notice or lapse of time or both) reasonably be expected to give rise to any such claims, Encumbrances or other restrictions that could reasonably be expected to have a Material Adverse Effect.

(d)The Company does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest.

(e)Except as permitted by Environmental Law, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon.  Neither the Company nor, to the Knowledge of Seller, any other Person, has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f)There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed by the Company, from or by the Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest.

(g)The Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or the Company pertaining to Hazardous Materials or Hazardous Activities, if any, in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

(h)Without limiting the generality of the other provisions of this Section 4.14, the Company has complied in all material respects with all obligations under Environmental Law and obtained all Governmental Authorizations in respect of the drilling of wells, seismic operations, pipeline operations and other operations, including preparing "Environmental Assessment Reports" or obtaining "Environmental Impact Assessment Not Required" decisions, as applicable, pursuant to provisions of the Environmental Impact Assessment Regulation of Turkey in respect of each well and pipeline operated by the Company.

(i)Without limiting the generality of the other provisions of this Section 4.14, the Company has complied in all material respects with all abandonment requirements under the Petroleum Law, the Regulation and Implementation of Turkish Petroleum Law and other Applicable Legal Requirements, and lands where operations have been completed have been properly restored to their original condition and land owners have been properly compensated for loss of product or operational losses as required under the Petroleum Law, the Regulation and Implementation of Turkish Petroleum Law and other Applicable Legal Requirements.

4.15.	Employees

(a)Schedule 4.15(a) contains a complete and accurate list of the following information for each employee, officer, director, consultant or contractor of the Company, including each employee on leave of absence or layoff status: name; age, job title, years of service and current compensation paid or payable.

(b)Schedule 4.15(b) contains a complete and accurate list of all unresolved Company Employee Claims commenced or, to the Knowledge of Seller, threatened against the Company, including in respect of each claim (as applicable): name of claimant; court filing number; date of filing; amount claimed; salary at time of termination; duration of employment; accrued pension, benefits and other entitlements.

(c)Except as described in Schedule 4.15(b), the Company has complied in all material respects with all Applicable Legal Requirements governing wages, hours, collective bargaining, discrimination, safety, severance pay and retirement benefits for its employees.

(d)Schedule 4.15(d) contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of each collective bargaining or other labor Contract to which the Company is a party. Other than described in Schedule 4.15(d), there is no, and since January 1, 2014 has not been any, strike, lock-out or other work stoppage or labor dispute occurring or, to the Knowledge of Seller, threatened against the Company. To the Knowledge of Seller, there is no, and has not been any, threat of unionization of employees other than those covered by the collective bargaining or other labor Contracts set out in Schedule 4.15(d).

(e)Other than a restricted share unit plan, which was terminated on October 4, 2013, and the Turkish Management Bonus Plan, the Company does not sponsor, maintain or contribute to, or at any time since January 1, 2014 has not sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), any employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by the Company or with respect to which the Company has any Liability. There are no outstanding awards or Liability of the Company under the restricted share unit plan or Turkish Management Bonus Plan. Seller has provided Buyer with a true and complete copy of the Turkish Management Bonus Plan.

4.16.	Payments and Sanctions

(a)The Company and its directors, officers and employees and, to the Knowledge of Seller, the Company's consultants, contractors and agents, have been and are in compliance with, and have not been charged under, Anti-Corruption Laws. None of the Company or its directors, officers or employees or, to the Knowledge of Seller, any consultants, contractors and agents of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, for or in respect of the Company or any Affiliate of the Company (i) to obtain favorable treatment in securing business or to pay for favorable treatment for business already secured, (ii) to obtain special concessions or for special concessions already obtained, (iii) as consideration for any other act or omission by any public official in connection with the performance of the official's duties or functions, (iv) to induce a public official to use his or her position to influence any acts or decisions of the foreign state or public international organization for which the official performs duties or functions, or (v) in violation of any Applicable Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company has not engaged and does not currently engage any contractors, partners, agents, consultants, advisors, service providers or other third parties who interact with government officials on the Company's behalf. The Company and its directors, officers and employees and, to the Knowledge of Seller, the Company's consultants, contractors and agent have at all times complied with its or any Affiliate's anti-corruption policies, anti-bribery policies and whistleblower policies applicable to (true and complete copies of all of which have been provided to Buyer), and no complaints, claims or allegations have been under any such policies.

(b)None of the Company or its directors, officers or employees or, to the Knowledge of Seller, any consultants, contractors and agents of the Company is a Sanctioned Person or a Sanctioned Entity. The Company and its directors, officers and employees and, to the Knowledge of Seller, the Company's consultants, contractors and agents, have been and are in compliance with, and have not been charged under, applicable Sanctions, and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person or Sanctioned Entity.

4.17.	Financial Statements

Schedule 4.17 is a true and correct copy of the financial statements of the Company as of and for the years ended December 31, 2014 and December 31, 2015 (the "Annual Financial Statements") and the financial statements of the Company as of and for the three months ended March 31, 2016 (the "Effective Date Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition as of the dates and operating results of the Company for the periods indicated therein and reflect adequate provisions in respect of all material Liabilities. The Company has not effected any material change in its accounting methods, principles or practices since December 31, 2014. As of December 31, 2014, December 31, 2015 and March 31, 2016, it was neither a party to, nor had a commitment to become a party to, any "off balance sheet arrangements" where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction or material liability.

4.18.	Absence of Certain Liabilities

(a)The Company does not have any material Liabilities, other than those reflected in the Financial Statements or arising out of the Ordinary Course of Business of the Company since December 31, 2015.

(b)Schedule 4.18 sets forth a complete and accurate list of all inter-company debt owing by or to the Company and all indebtedness owed by the Company to third parties, including a summary of the material terms thereof. The Intercompany Debt Settlement Procedures will result in the elimination of all inter-company debt owing by the Company to its Affiliates or to the Company by its Affiliates.

4.19.	Conduct of Business

Except as disclosed in Schedule 4.19, since December 31, 2015:

(a)the Company has conducted its business only in the Ordinary Course of Business;

(b)there has not occurred any destruction or loss that is not covered by insurance that would, individually or in the aggregate, result in Material Adverse Change;

(c)there has not been a sale by the Company of any material property or assets thereof;

(d)there has not been any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, any creation or assumption by the Company of any Encumbrance, any making by the Company of any loan, advance or capital contribution to or investment in any other Person;

(e)the Company has not declared or paid any dividends or made any other distribution on any of its shares or other securities; and

(f)there has not occurred a Material Adverse Change in respect of the Company.

4.20.	Location of Assets

The addresses of the locations where the Company maintains books and records (including accounting records and Technical Information), equipment, inventory or other tangible personal property is set forth in Schedule 4.20.

4.21.	Residency

The Company is resident in the British Virgin Islands, and the Branch is resident in Turkey, for tax purposes and the Company is not resident in any other jurisdiction.

4.22.	Taxes

(a)Other than set forth in Schedule 4.22(a), the Company has filed or caused to be filed on a timely basis all federal, state, branch, provincial and local tax returns that were required to be filed by or with respect to it pursuant to Applicable Legal Requirements, (ii) all tax returns filed by the Company are complete and correct and comply with Applicable Legal Requirements in all material respects, (iii) the Company has paid, or made provisions for the payment of, all Taxes that have been or could have become due for all periods covered by any tax return or otherwise, (iv) the Company has withheld or collected and paid to the proper Governmental Body or other Person all Taxes required to be withheld, collected or paid by it, (v) no claim has been made by any Governmental Body in a jurisdiction where the Company does not file tax returns that the Company is or could be subject to taxation by that jurisdiction, (vi) to the Knowledge of Seller, no tax return of the Company is under audit by any Governmental Body, and (vii) no Proceedings are pending or, to the Knowledge of Seller, threatened against the Company by or before any Governmental Body with respect to Taxes.

(b)Schedule 4.22(b) is the June 30, 2016 tax return of the Company, which tax return accurately reflects the income tax liability of the Company for such period.

4.23.	Subsidiaries

The Company does not have any subsidiaries or any other equity interest in any Person. Other than as set forth in Schedule 4.3(b), the Company is not engaged in any joint purchasing arrangement, joint venture, partnership or other joint enterprise with any other Person.

4.24.	Disclosure

Except as disclosed in the Schedules to this Agreement, the statements contained in this ARTICLE 4 are true and correct as of the date of this Agreement. No representation or warranty or other statement made by Seller in this Agreement, the Schedules to this Agreement, or any certificate delivered by Seller pursuant to this Agreement, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. To the Knowledge of Seller, there is no fact that has specific application to the Shares or the Company (other than general economic or industry conditions) and that could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules to this Agreement.

Except in the case of fraud or intentional misrepresentation: (a) Buyer acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE 3 or ARTICLE 4, and (b) Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in ARTICLE 3 or ARTICLE 4.

ARTICLE 5
REPRESENTATIONS OF BUYER

Buyer represents and warrants to Seller as follows:

5.1.	Organization and Powers

Buyer is a private limited liability company duly formed, validly existing, and in good standing under the laws of the Netherlands, with full corporate power and authority to perform all its obligations under this Agreement.

5.2.	Authority

The execution and delivery by Buyer of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of Buyer.

5.3.	Execution; Binding Effect

This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforcement may be affected by Applicable Legal Requirements relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.4.	No Conflict

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without the giving of notice, lapse of time or both):

(a)contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, or any resolution adopted by the board of directors or the shareholders of Buyer; or

(b)subject to obtaining the Required Regulatory Approvals, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Applicable Legal Requirement to which Buyer (or any Affiliate thereof) is subject or otherwise bound (including with respect to its property and assets).

5.5.	Consents

Except for the Required Regulatory Approvals, Buyer is not required to give any notice to, make any filing with or obtain any Governmental Authorization, Order or Consent of any other Person in connection with the execution, delivery or performance of the obligations of Buyer under this Agreement or the consummation of the transactions contemplated hereby.

5.6.	Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of applicable securities laws. The offer and sale of the Shares by Seller and their purchase by Buyer in accordance with the terms of this Agreement is exempt from registration or qualification under applicable securities laws.

5.7.	Proceedings

There is no pending Proceeding that has been commenced by or against Buyer or any Affiliates thereof that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the knowledge of Buyer, (i) no such Proceeding has been threatened against Buyer or any Affiliate thereof, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.8.	Brokers or Finders

Buyer and its agents have incurred no Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, other than agents or advisors engaged in respect of the financing and completion of transactions contemplated hereunder.

5.9.	Assignee of Buyer

To the extent Buyer assigns this Agreement as permitted in ARTICLE 13, such assignee will make the same representations and warranties as set forth in Sections 5.2 through 5.8, inclusive.

ARTICLE 6
COVENANTS OF SELLER PRIOR TO CLOSING DATE

6.1.	General Obligations

Between the Execution Date and the Closing Date, Seller will cause the Company to:

(a)conduct its business only in the Ordinary Course of Business;

(b)use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees, consultants, contractors and agents, and maintain the relations and goodwill with suppliers, customers, landlords, landowners, creditors, employees, consultants, contractors, agents, and others having business relationships with it;

(c)use its commercially reasonable efforts to preserve the goodwill of its business;

(d)operate its business in accordance with its usual business practices as a going concern with all due care and in accordance with normal and prudent oilfield practice and in compliance with all Applicable Legal Requirements and Governmental Authorizations;

(e)meet all of its routine obligations in the course of carrying on its business, including ensuring that any and all obligations with respect to Governmental Authorizations are fulfilled;

(f)use its commercially reasonable efforts to pursue outstanding accounts receivable (including those arising on or after Effective Date);

(g)carry out reasonably required repairs and maintenance to the Company Assets in accordance usual commercial practice and standards of maintenance for the industry; and

(h)(i) maintain (and where necessary use commercially reasonable efforts to renew) each insurance policy under which the Company or the Company Assets are covered (including those insurance policies maintained by Affiliates of the Company), and (ii) use commercially reasonable efforts to initiate and pursue any and all claims in respect of any destruction, loss or other event in respect of the Company or the Company Assets that is insurable thereunder.

6.2.	Certain Operating Obligations

Between the Execution Date and the Closing Date:

(a)Seller shall cause the Company to use commercially reasonably efforts to obtain licence F18-d3 and leases ARI/TGT-PIN-CBV/K/F19-d3-1 and ARI/TGT-PIN-CBV/K/F19-c3-1 on behalf of the Company under the Petroleum Law.

(b)Without limiting the generality of Section 6.4, but subject to Applicable Legal Requirements, Seller shall cause the Company to keep Buyer fully informed as to the status of any negotiation of gas sales contracts with the Company’s customers, and give Buyer the opportunity to attend and participate in any communications or meetings with the counterparties to such contracts. Seller shall not, and shall cause the Company to not, finalize or enter into any binding agreement in respect of any such contracts unless it consults with Buyer in advance and gives Buyer the opportunity to review drafts of, and provides final copies of, any such contracts.

(c)If the Company receives a proposal to drill the Dogu Atakoy-3 well from CRBV under the TBNG JV JOA, then, notwithstanding any provision to the contrary in the TBNG JV JOA, the following provisions shall apply (and Seller shall cause the Company and Buyer shall cause CRBV to comply with the following provisions):

(i)the Company shall be deemed to have elected to not participate in such proposal;

(ii)the Company shall not exercise any right to call a meeting of the Operating Committee (as defined in the TBNG JV JOA) to discuss such proposal or exercise any other rights under the TBNG JV JOA in order to prevent or impede, or that would have the effect of preventing or impeding, the drilling, completing, equipping and tie-in of the Dogu Atakoy-3 well, and shall otherwise cooperate with CRBV and PTI Turkey in facilitating the drilling, completing, equipping and tie-in of the Dogu Atakoy-3 well, as soon as reasonably possible after receipt of such proposal;

(iii)the Company shall deliver any required documentation to the GDPA in support of CRBV and PTI Turkey, if applicable, the drilling, completing, equipping and tie-in of the Dogu Atakoy-3 well as soon as reasonably possible after receipt of such proposal and shall, subject to CRBV exercising its right pursuant to paragraph (iv) below, conduct all related operations with due diligence in accordance with the standards required of the operator under the TBNG JV JOA;

(iv)CRBV shall have the right to act as operator of the Dogu Atakoy-3 well in accordance with the TBNG JV JOA by giving written notice thereof to the Company;

(v)in the event of termination of this Agreement in accordance with its terms:

(1)the Company shall have the right to elect to buy back into the Dogu Atakoy-3 well (for a 41.5% participating interest) by repaying to CRBV all liabilities and expenses relating to such proposal as to such 41.5% participating interest as soon as possible, and in any event within ten (10) Business Days of such termination; and

(2)if the Company does not repay CRBV for its 41.5% share of such liabilities and expenses within such ten (10) Business Day period, Seller shall forfeit and relinquish any interest in the Dogu Atakoy-3 well;

(vi)any further consequence resulting from the Company’s failure to participate in the Dogu Atakoy-3 well shall be determined in accordance with the provisions of the TBNG JV JOA; and

(vii)the Company and CRBV shall execute and deliver such other documents and do such other acts and things as required to give effect to the intent of the foregoing provisions of this Section 6.2(c).

(d)Subject to the provisions of Section 6.2(c), Seller shall cause the Company to cooperate with CRBV and PTI Turkey in facilitating the perpetuation of the Exploration and Operating Licenses and all acreage within them in accordance with the TBNG JV JOA.

6.3.	Restrictions on Company

Between the Execution Date and the Closing Date, without the prior written consent of Buyer or except as otherwise contemplated by this Agreement, Seller shall not permit the Company to:

(a)amend the terms of any of the Exploration and Operation Licenses or acquire any interest in any other petroleum rights, other than in accordance with Section 6.2(a);

(b)make any capital expenditure in excess of US $100,000 or undertake any other commitments other than in the Ordinary Course of Business;

(c)acquire any material asset except for the acquisition of tangible assets in the Ordinary Course of Business;

(d)sell, transfer, lease, license or otherwise dispose of any of its assets, except in the Ordinary Course of Business and at fair value;

(e)allow for any Encumbrance to be placed on the Shares or any of the Company Assets;

(f)grant any license, assignment or other right or interest in respect of intellectual property or Technical Information owned by the Company;

(g)raise any new financial accommodation or take any new loans or borrowing;

(h)enter into any new Material Contract, or amend, waive or terminate any provisions of any existing Material Contract, or enter into any other obligation which is not in the Ordinary Course of Business;

(i)enter into any abnormal or unusual transaction which relates to or adversely affects its business or could reasonably be expected to result in a Material Adverse Effect in respect of the Company;

(j)enter into any employment, consulting or similar contract or hire any new employee, consultant or contractor, amend any existing employment, consulting or similar contract, renew any existing employment, consulting or similar contract on materially different terms, or terminate any employment, consulting or similar contract;

(k)make any Tax election or, subject to Section 7.3, settle or compromise any Tax Liability, unless that election, settlement or compromise is required by Applicable Legal Requirement and is supported by a written opinion of competent legal counsel;

(l)make any change in the accounting methods, principles or practices used by it at the Execution Date, save for any changes required by Applicable Legal Requirement;

(m)cancel any debt owed to it, or waive any claim or right in respect thereof;

(n)subject to Section 6.7, commence, settle, waive, compromise or discontinue any Proceeding or other claim for Damages;

(o)use, sell or otherwise dispose of any Inventory, other than in the Ordinary Course of Business of the Company or for the purpose of the drilling, completing, equipping and tie-in of the Dogu Atakoy-3 well pursuant to Section 6.2(c);

(p)amend or restate the Company and Branch Governing Documents;

(q)increase, reduce or otherwise alter its share capital or grant any options, warrants or other similar rights for the issue of shares or other securities of the Company;

(r)declare or pay any dividend, make a distribution or revaluation of assets, buy back or make any offer to buy back its shares, or make any other similar payment or distribution of cash or property to its shareholders or other Affiliates, including by way of service or consulting fees or the repayment of principal or interest on intercompany indebtedness, except for any actions contemplated by the Intercompany Debt Settlement Procedures;

(s)disclose confidential information which is owned or used by it in relation to its business, property or assets, to any third party (other than Buyer and its Affiliates) unless (i) the information was known to the person to whom such information is being disclosed prior to the Execution Date or became known to such person thereafter without breach of this Agreement, (ii) the disclosure of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the furnishing or use of such information is required by any Applicable Legal Requirement or the request of any Governmental Body, (iv) such information is disclosed to an Affiliate or the Company's and its Affiliates' directors, officers, employees, representatives and agents who are bound by confidentiality obligations in respect of such information, (v) such information is disclosed to the Company's or Affiliates' auditors, legal counsel, lenders, brokers, underwriters, investment bankers and other professional advisers for whom such confidential information would be relevant, or (vi) in compliance with the provisions of the TBNG JV JOA (and Seller shall ensure that any person to whom confidential information is disclosed by the Company under clause (iv) or (v) will not disclose such confidential information to any other person if such disclosure would be a breach of this Agreement had such disclosure been made directly by the Company and will be liable to Buyer hereunder for any disclosure by such person); or

(t)offer, agree or otherwise commit to do any of the foregoing.

6.4.	Cooperation with Buyer

Between the Execution Date and the Closing Date:

(a)Seller shall cause the Company to keep Buyer reasonably informed of all material facts, matters and things relating to the Company and its businesses, property and assets, and to provide Buyer with any requested information regarding the Company and its businesses, property and assets, and consult with Buyer on the manner of conduct of its business and take into account any reasonable requests of the Buyer.

(b)Without limiting the generality of Section 6.4(a), Seller will, or will cause the Company to, provide to Buyer the following (to the extent not already provided to Buyer under the TBNG JV JOA):

(i)advance notice of:

(1)the spudding and completion of any well;

(2)construction of Facilities;

(ii)a copy of any reports or communications routinely prepared in the Ordinary Course of Business by the Company, including the following:

(1)daily drilling reports;

(2)periodic production reports;

(3)periodic cost/expenditure reports; and

(4)accounting reports including accounts payable and accounts receivable reports; and

(iii)a copy of any communication to or from a Governmental Body (or written summary of any verbal communication).

(c)Without limiting the generality of Section 6.4(a), but subject to Applicable Legal Requirements, Seller will, or will cause the Company to, keep Buyer fully informed as to the status of any proceedings involving GDPA and/or EMRA, and shall promptly notify Buyer of any material communication to or from GDPA or EMRA, and shall not make any submissions, correspondence or filings, or participate in any communications or meetings with GDPA or EMRA unless it consults with Buyer in advance and, to the extent not precluded by GDPA or EMRA, gives Buyer the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.

(d)Seller will grant to Buyer and its designated representatives (including third party accountants, attorneys, agencies and consultants) full and complete access to the books and records (financial, legal, contractual, engineering and otherwise) of the Company, such access to be granted at the offices of Seller, the Company or the Branch, as appropriate. At the request of Buyer, Seller will grant to Buyer and its designated representatives (including third party accountants, attorneys, agencies and consultants) access to any premises, facilities and equipment used in connection with the operations of the

Company. Without limiting the generality of the foregoing, Seller will grant to Buyer and its designated representatives reasonable access to the Company’s Tekirdag warehouse prior to Closing for the purpose of confirming the existence and condition of the Inventory.

(e)Seller acknowledges that Valeura Energy Inc. is required to prepare historical and pro forma financial statements of the Company following the Closing Date in accordance with applicable Canadian securities laws. These financial statements will be prepared in accordance with International Financial Reporting Standards and are subject to audit requirements. Seller shall cooperate with Buyer in the preparation of such financial statements and the completion of any required audits, including by making appropriate personnel and financial and other information available, all at the reasonable request of Buyer.

(f)Seller will, and will cause the Company, its officers, employees, consultants and other representatives (including officers, employees, consultants and other representatives of Affiliates of the Company that provide services to the Company) to, cooperate with Buyer for the purpose of preparing for the change in ownership of the Company as contemplated by this Agreement and facilitating an efficient and smooth transition of the Company as a result thereof, with a view to minimizing any disruptions to the Company's operations.

(g)Seller will, and will cause the Company to, make its officer, employees, consultants and other representatives available to, Buyer for purposes of fulfilling its obligations under the provisions of this Section 6.4.

6.5.	Notification

Between the Execution Date and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of:

(a)any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition;

(b)any claim or Proceeding which may be threatened, brought, asserted or commenced against Seller or the Company, or their respective officers, directors, employees, consultants or contractors involving the business, property or assets of the Company or the transactions contemplated hereby;

(c)any Material Adverse Change occurring after the Execution Date; and

(d)any renewal proposal that is not accepted by the relevant insurer.

6.6.	Insurance Proceeds

If Seller or any of its Affiliates (including the Company) receives insurance proceeds on account of any liability of the Company or loss or destruction of the property or assets of the Company after the Execution Date but prior to the Closing Date,

(a)any such proceeds received by Seller or any of its Affiliates (other than the Company), shall be paid over to the Company, and

(b)if applicable, the Company shall use such proceeds to repair and/or replace the property or assets that are the subject matter of the claim (unless, in the opinion of Buyer, acting reasonably, such repair and/or replacement cannot be adequately completed in a timeframe and manner that would not result in a Material Adverse Effect).

6.7.	Company Employee Claims

(a)Seller shall notify Buyer of any Company Employee Claims commenced or, to the Knowledge of Seller, threatened against the Company by current or former employees after the execution of this Agreement and prior to Closing, including (as applicable): name of claimant; court filing number; date of filing; amount claimed; salary at time of termination; duration of employment; accrued pension, benefits and other entitlements.

(b)Following execution of this Agreement and until Closing, Seller shall cause the Company to use its commercially reasonable efforts to defend against and/or settle all Company Employee Claims provided that:

(i)the Company shall use counsel satisfactory to Buyer, acting reasonably; and

(ii)no compromise or settlement of the claim may be effected without Buyer's consent, not to be unreasonably withheld; provided that it shall not be unreasonable for Buyer to withhold its consent if: (A) there is a finding or admission of any violation of Applicable Legal Requirements or any violation of the rights of any Person, (B) such compromise or settlement could reasonably be expected to result in or have an adverse effect on other claims that may be made against the Company, or (C) monetary damages are not the sole relief provided for by such compromise or settlement.

Seller shall cause the Company to promptly pay any settlement or award amounts required under Company Employee Claims. Seller shall provide Buyer with all material information and documentation with respect to the foregoing at reasonable intervals and provide such other information and documentation and at such intervals as reasonably requested by Buyer.

ARTICLE 7
CERTAIN OTHER COVENANTS REGARDING CLOSING MATTERS

7.1.	Mutual Covenants Regarding Closing

(a)Each of the parties shall take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure the satisfaction of each of the conditions set forth in ARTICLE 9 and ARTICLE 10.

(b)Seller and Buyer shall cooperate with each other to structure the sale of the business of the Company to Buyer as contemplated hereby (including the timing and payment of the Purchase Price to Seller on the Closing Date) in a manner which reduces the regulatory burdens and/or Tax Liability of either of them, without adversely affecting the expected structural, transaction execution, economic, tax, legal or other risks, Liabilities or benefits of the other of them, in connection with the transactions contemplated hereby, and Seller and Buyer shall cooperate with each other in entering into any amendments to this Agreement or such other agreements as are necessary to accomplish the foregoing. In furtherance of the foregoing, Seller and Buyer shall specifically evaluate (x) amending this Agreement to provide for the sale of the assets of the Company to, and the assumption of the liabilities of the Company by, Buyer in lieu of a sale of the Shares by Seller to Buyer and (y) facilitating the availability of the proceeds from the Banarli

Farm-In and the West Thrace Deep Rights Disposition for use in payment of the Purchase Price to Seller. Notwithstanding the foregoing, neither Seller nor Buyer shall be required to enter into any amendment to this Agreement or take any other action which it reasonably believes will adversely affect its expected structural, transaction execution, economic, tax, legal or other risks, Liabilities or benefits in connection with the transactions contemplated hereby (including any increase in fees, expenses or Liabilities, or any increase in transaction execution risk or post-Closing integration risk in connection with the transactions contemplated hereby or any connected transaction), and the failure by Seller and Buyer to identify or agree to any such alternative structure shall not relieve them of their respective obligations under this Agreement.

7.2.	Mutual Covenants Regarding Consents

Subject to the terms and conditions of this Agreement, Buyer and Seller shall use all commercially reasonable efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Legal Requirements to consummate the transactions contemplated hereunder as soon as practicable, including:

(i)using commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals and any other Governmental Authorizations that are necessary, proper or advisable to consummate the transactions (the "Approvals");

(ii)preparing and filing as promptly as practicable all necessary documents, registrations, statements, petitions, filings and applications for the Approvals; and

(iii)using commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order or notice seeking to stop, or otherwise adversely affecting its ability to consummate, the transactions or imposing any material restrictions, limitations or conditions on the parties or the transactions.

Buyer and Seller shall cooperate in the preparation of any application for the Approvals. Subject to Applicable Legal Requirements, Buyer and Seller shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Approvals, and shall promptly notify each other of any material communication from any Governmental Body in respect of the transactions or this Agreement, and shall not make any submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Body in respect of any filings, investigations or other inquiries or proceedings related to the transactions or this Agreement unless it consults with the other party in advance and, to the extent not precluded by such Governmental Body, gives the other parties the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings. Without limiting the generality of the foregoing, Buyer and Seller agree that: (a) the application for approval of the Competition Board shall be made by Buyer and Buyer's counsel shall lead the preparation of submissions to and communications with the Competition Board, and (b) each of them, acting reasonably, shall cooperate with each other in making any amendments to this Agreement that are requested by EMRA and that do not alter the substantive economic arrangements agreed to hereunder and do no create any additional material obligations on such party.

7.3.	Tax Amnesty Application

(a)Seller shall cause the Company to use commercially reasonable efforts to obtain amnesty under the Tax Amnesty Law in respect of those periods and matters described in Schedule 7.3. In furtherance of the foregoing:

(i)Seller shall and shall cause the Company to cooperate with Buyer in the preparation of an application (the "Tax Amnesty Application"), in form and substance satisfactory to Buyer, acting reasonably, to the relevant Governmental Bodies under the Tax Amnesty Law, to be submitted on a date mutually agreed by Buyer and Seller, each acting reasonably and in good faith;

(ii)following submission of the Tax Amnesty Application, Seller shall cause the Company to promptly file such other documents and make such further submissions, in form and substance satisfactory to Buyer, acting reasonably, as may be required under the Tax Amnesty Law or as may be requested  by the relevant Government Bodies under the Tax Amnesty Law; and

(iii)Seller shall cause the Company to pay all amounts due (the "Tax Amnesty Amount") in order to obtain amnesty under the Tax Amnesty Law in respect of those periods and matters described in Schedule 7.3. Such payments shall be made on a date mutually agreed by Buyer and Seller, each acting reasonably and in good faith, but in any event not later than the latest date that such amount may be paid under the Tax Amnesty Law without attracting penalties or interest.

(b)Subject to Applicable Legal Requirements, Seller shall and shall cause the Company to cooperate with and keep Buyer fully informed as to the status of and the processes and proceedings relating to obtaining such amnesty, and shall promptly notify Buyer of any material communication from any Governmental Body in respect thereof, and shall not make any further submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Body in respect of any filings, investigations or other inquiries or proceedings related thereto unless it consults with Buyer in advance and, to the extent not precluded by such Governmental Body, gives Buyer the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.

7.4.	Inter-Company Debt Settlement

Prior to Closing, Seller shall cause the Company to:

(a)settle all of the intercompany debt owing by the Company to its Affiliates or to the Company from its Affiliates by way of a payment in cash to the Company (or the Branch, as applicable) from such Affiliates equal to the net amount owing to the Company (the "Intercompany Debt Cash Settlement Amount");

(b)make a cash distribution from the Company (or the Branch, as applicable) to the Seller in an amount equal to the Intercompany Debt Cash Settlement Amount less the amount of any applicable withholding taxes required to be withheld by the Company (including by the Branch) under Applicable Legal Requirements and any other Taxes for which the Company (including by the Branch) has any liability under Applicable Legal Requirements; and

(c)pay any such Taxes to the relevant Governmental Bodies on or prior to the date they become due (if such date is prior to the Closing Date).

The Seller shall keep the Buyer informed in all material respects as to the payments and distributions made or received by the Company (including the Branch) in connection with the actions contemplated by paragraphs (a), (b) and (c) above (the "Intercompany Debt Settlement Procedures"), including confirming the amount of the distribution to be made by the Company (or the Branch, as applicable) pursuant to the Intercompany Debt Settlement Procedures and providing evidence of the GDPA’s approval of same.

7.5.	Employee Matters

(a)Prior to Closing, Seller or one of its Affiliates (other than the Company) shall make offers of employment to each of the employees identified on Schedule 7.5(a) (such employees, collectively, the "Outgoing Employees"). Each Outgoing Employees who accepts such offer of employment will be transferred to the Seller or such Affiliate, as applicable, prior to or effective upon Closing in accordance with the following procedures:

(i)the Company will obtain a written consent from the Outgoing Employee with respect to such offer of employment;

(ii)all employee benefits owing to the Outgoing Employee, including salary, bonuses, overtime and holiday, weekend and annual leave payments, accrued up to the time of transfer, will be allocated to and paid by the applicable entity in accordance with the Company’s employee time writing system currently in place, and the Company will obtain a written settlement and release letter from the Outgoing Employee with respect to such amounts; and

(iii)a “transfer of employment agreement” will be signed among the new employer, Company and the Outgoing Employee in respect of the transfer of the Outgoing Employee’s employment from the Company to the new employer.

(b)Prior to Closing, Seller shall cause the Company to terminate the employment of each Outgoing Employee who does not accept the offer of employment pursuant to Section 7.5(a) (such employees, collectively, the "Terminated Employees"). The termination notice given to any Terminated Employee shall be accompanied by payment of (i) all employee benefits owing to the Terminated Employee, including salary, bonuses, overtime and holiday, weekend and annual leave payments, accrued up to the time of transfer, allocated to and paid by the applicable entity in accordance with the Company’s employee time writing system currently in place, and (ii) the severance amount in respect of such Terminated Employee's tenure with the Company paid by the Seller, and Seller shall cause the Company to use its commercially reasonable efforts to obtain a release from such Terminated Employee of all claims against the Company. Such termination notices and releases shall be in form and substance satisfactory to Buyer, acting reasonably, and the severance amount shall be in an amount calculated in accordance with Applicable Legal Requirements.

(c)Prior to Closing, Seller shall cause the Company to make offers of employment to each of the employees of Seller or its Affiliates identified in and containing the terms set forth on Schedule 7.5(c) (such employees, collectively, the "Incoming Employees"). Such offers shall be in form and substance satisfactory to Buyer, acting reasonably. Each Incoming Employee who accepts such offer of employment will be transferred to the Company effective upon Closing in accordance with the following procedures:

(i)the current employer will obtain a written consent from the Incoming Employee with respect to such offer of employment;

(ii)all employee benefits owing to the Incoming Employee, including salary, bonuses, overtime and holiday, weekend and annual leave payments, accrued up to the time of transfer, will be allocated to and paid by the applicable entity in accordance with the current employer’s employee time writing system currently in place, and the current employer will obtain a written settlement and release letter from the Incoming Employee with respect to such amounts; and

(iii)a “transfer of employment agreement” will be signed among the Company, the current employer and the Incoming Employee in respect of the transfer of the Incoming Employee’s employment from the current employer to the Company.

If an Incoming Employee does not accept the offer of employment pursuant to Section 7.5(c) and, then that person shall cease to be an Incoming Employee for purposes of this Agreement.

7.6.	Transition Services

Following execution of this Agreement, Seller and Buyer shall cooperate in identifying transition services which may be required in connection with the transactions contemplated hereby and shall in good faith negotiate a transition services agreement (the "Transition Services Agreement") in respect thereof, to be entered into at the Closing on terms and conditions acceptable to each of them, acting reasonably. Such transition services shall include services in respect of settlement of the Company Employee Claims, production allocation, production accounting, geological operations and gas marketing and other services identified by the Parties.  For the period from Closing until the date which is six months following the Closing Date, Seller shall cooperate in providing such transition services in order to effect an efficient and smooth transition of the business of the Company from ownership by Seller to Buyer.

7.7.	Concurrent Transaction

Seller acknowledges that Buyer is completing the West Thrace Deep Rights Disposition in conjunction with the transactions contemplated by this Agreement. Seller acknowledges and agrees that: (a) the completion of the West Thrace Deep Rights Disposition is necessary for and a condition precedent to completion of the Closing, and (b) Buyer may be required and shall be permitted to disclose confidential information relating to the transactions contemplated by this Agreement and the Company to counterparties in connection with the West Thrace Deep Rights Disposition. Seller shall cooperate with Buyer in facilitating completion of the West Thrace Deep Rights Disposition, including by making appropriate personnel and financial and other information available at the reasonable request of Buyer.

7.8.	Transfer of Excluded Assets

(a)Prior to Closing, the Company shall convey its interest in the Excluded Assets to TEMI, or another Affiliate of Seller’s choosing, and amend the Gazientep JOA to reflect the amended participating interests, in a manner satisfactory to Buyer, acting reasonably. Without limiting the generality of the foregoing, the transferee shall assume all obligations and liabilities in respect of the Excluded Assets, whether arising before or after such transfer. The costs and expenses of the transfers, including the payment of all Taxes, shall be borne by Seller (and neither the Company nor Buyer shall be responsible for such costs and expenses or be subject to any Tax liability as a result of the transfers).

(b)From and after the Execution Date, the Company shall not make any purchase payments or incur any out-of-pocket expenses in respect of the Excluded Assets.

ARTICLE 8
CERTAIN POST-CLOSING MATTERS

8.1.	Technical Information

To the extent that Seller or any of its Affiliates continues to possess or control any Technical Information after the Closing Date: (a) Seller shall, and shall ensure that its Affiliates, keep the Technical Information strictly confidential and do not disclose the Technical Information to any other Person, and (b)

Seller shall not, and shall ensure that its Affiliates do not, use the Technical Information, directly or indirectly, for their own advantage or in any manner competitive to Valeura Energy Inc. or its Affiliates (including the Company). Upon discovery of any such Technical Information, Seller shall or shall cause such Technical Information to be delivered to the Company, together with an assignment of all rights in respect thereof.

8.2.	Insurance Proceeds

If there has occurred any destruction, loss or other event in respect of the Company or the Company Assets prior to the Closing Date that is insurable under an insurance policy maintained by the Seller or any of its Affiliates (other than the Company), following the Closing, Seller shall, or shall cause its Affiliate, as applicable, to maintain coverage of such destruction, loss or other event and initiate (if not already initiated) and use commercially reasonable efforts to pursue (if not already completed) all claims in respect thereof. If Seller or any of its Affiliates receives insurance proceeds in respect of any such claim, such proceeds shall be paid over to the Company.

8.3.	Delinquent AR

(a)After the Closing Date, Buyer shall cause the Company to assign the rights to the Delinquent AR to Seller for nominal consideration and otherwise cooperate reasonably with Seller in order to permit Seller to pursue payment of the Delinquent AR, including causing the Company to use commercially reasonable efforts to assist in the collection.

(b)If the Company receives payment of any Delinquent AR after the Closing Date, the Company shall pay over such amount to Seller or another entity designated by Seller. Seller shall be liable for any and all Taxes payable in connection with such assignment or payment, and Seller shall indemnify and save the Company and its Affiliates harmless from any such Taxes imposed on the Company or its Affiliates. The Company may set-off any Taxes as are required by Applicable Legal Requirement to be withheld by the Company on such assignment or payment against the amount otherwise assignable or payable to Seller.

8.4.	Inventory Reconciliation

(a)Following the Closing and until the Reconciliation Date, the Company may use all or any part of the Inventory in the course of its business to the extent and in the manner determined by the Company. The Company may also choose to retain additional unused Inventory following the Reconciliation Date, provided that, if the sum of the amounts set forth in items (i) through (v) of the Reconciliation Statement less any such amounts already deducted in calculating the Purchase Price as reflected in the Final Purchase Price Calculation Schedule (the “Final Liability Amount”) exceeds the total value of the Inventory used by the Company as set forth in item (vi) of the Reconciliation Statement, then the Company shall retain an amount of Inventory following the Reconciliation Date (with the individual items of Inventory selected at its sole and absolute discretion) such that the total value of the Inventory used or to be retained by the Company as set forth in items (vi) and (vii) of the Reconciliation Statement (the “Final Inventory Value”) is at least equal to the Final Liability Amount (except in the case where there is insufficient Inventory to do so, in which case the Company shall retain all of the Inventory).

(b)On or before the fifteenth (15th) Business Day following the Reconciliation Date, Buyer shall deliver to Seller a statement (the “Reconciliation Statement”) setting forth, as at the Reconciliation Date:

(i)the liability or estimated liability, as applicable, of the Company for the Company Employee Claims outstanding as of the Effective Date or initiated thereafter in respect of termination or any other event occurring prior to the Closing Date;

(ii)the amount of any write-down of assets reflected in the Effective Date Financial Statements after the Closing because the value of such assets reflected in the Effective Date Financial Statements does not accurately reflect the actual value of such assets as of the Effective Date, including as a result of any accounts being uncollectable;

(iii)the amount of any liabilities of the Company relating to intercompany transactions between the Company and Seller or one of its Affiliates, financing transactions of the Company, Seller and its Affiliates or other business activities of Seller and its Affiliates (other than the Company) identified by Buyer after Closing but not disclosed in the schedules to this Agreement;

(iv)the amount of any liabilities of the Company incurred in breach of any representation, warranty, covenants or obligation of Seller contained in this Agreement;

(v)a list of Inventory that has been used by the Company in its business (and the value of such Inventory using the values set forth in Schedule 4.3(d));

(vi)a list of Inventory to be retained by the Company (and the value of such Inventory using the values set forth in Schedule 4.3(d)); and

(vii)a list of remaining Inventory to be released to Seller (and the value of such remaining Inventory using the values set forth in Schedule 4.3(d)).

(c)Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected in the Reconciliation Statement to permit Seller to perform or caused to be performed a review of the Reconciliation Statement, at Seller’s sole cost and expense.

(d)The Reconciliation Statement shall become final and binding upon the parties on the date that is thirty (30) days following receipt thereof by Seller unless Seller gives notice of its disagreement with any amount or methodologies set forth in the Reconciliation Statement to Buyer prior to such date. Any such notice shall specify in reasonable detail the dollar amount, nature, and basis of any disagreement so asserted. If such notice is received by Buyer by the date that is thirty (30) days following receipt of the Reconciliation Statement by Seller, then the Reconciliation Statement (as adjusted by any agreement of the parties or as determined by any final and binding arbitral decision) shall become final and binding on the parties on the earlier of the date upon which the parties agree in writing with respect to all matters specified in such notice and the date upon which a final and binding arbitral decision in respect thereof is rendered in accordance with Section 14.14.

(e)If the Final Liability Amount exceeds the Final Inventory Value, Seller shall make a cash payment to Buyer in an amount equal to the Final Liability Amount less the Final Inventory Value. If the Final Inventory Value exceeds the Final Liability Amount, Buyer shall, or shall cause the Company to, make a cash payment to Seller in an amount equal to the Final Inventory Value less the Final Liability Amount. Any such payment shall be made by the applicable party within 10 Business Days of the Reconciliation Statement becoming final and binding on the parties in accordance with Section 8.4(d) by wire transfer in immediately available funds to an account designated by the recipient party.

(f)Any Inventory which is not retained by the Company following the Reconciliation Date as set forth in the Reconciliation Statement shall be made available for delivery to Seller or one of its designated Affiliates for a period of two months beginning on the date on which the Reconciliation Statement becoming final and binding on the parties in accordance with Section 8.4(d). Seller shall be responsible for arranging for pick-up of such Inventory from the Company’s Tekirdag warehouse during such period and shall be responsible for all costs and expenses in transporting such Inventory to Seller’s desired delivery point. Seller and Buyer shall cooperate in mitigating any Taxes that may be payable in connection with the transfer of such Inventory from the Company to Seller (or its designated Affiliate) and allocating any such Taxes among the parties involved in an equitable manner (having regard to the purpose for which the Inventory was retained by the Company following the Closing and its subsequent transfer to Seller (or its designated Affiliate)), provided that any stamp tax shall be split equally between the parties to such transfer.

(g)For purposes of this Section 8.4, all amounts shall be calculated and all payments shall be made in Turkish lira, and any amounts in U.S. dollars will be converted into Turkish lira at a rate of 2.8334 Turkish lira per U.S. dollar.

(h)Notwithstanding any other provision of this Section 8.4 and the values assigned to the Inventory as set forth in Schedule 4.3(d), any Inventory that is not in good operable condition for the purposes utilized by the Company in its business or is otherwise obsolete (unless Inventory is in such condition as a result of any action taken by the Company or its Affiliates after the Closing) shall be deemed to have nil value and shall be released to Seller.

8.5.	Restrictions on Certain Licenses

Seller shall not, and shall not permit any of its Affiliates (other than the Company) to, apply for, bid on, purchase or otherwise acquire or seek to acquire any interest in licenses F17c4, F17c1, F18d3 and F19d2, as such licenses may be extended, re-issued or reviewed from time to time, or any other petroleum rights which include the petroleum rights granted by such licenses as they exist on the Execution Date, so long as Buyer or its Affiliates has an interest in or is applying for an interest in those licenses.

ARTICLE 9
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1.	Accuracy of Representations

Each of Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2.	Seller's Performance

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

9.3.	Material Adverse Change

There shall not have occurred a Material Adverse Change in respect of the Company since the Execution Date.

9.4.	Consents

All Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected (including the Required Regulatory Approvals and the Consent Agreement) must have been obtained in form satisfactory to Buyer and must be in full force and effect.

9.5.	Share Transfer Documents

Seller shall have delivered to Buyer on or before the Closing Date:

(a)a share transfer power in relation to the Shares, in form and substance satisfactory to the Buyer, executed by Seller in favor of Buyer;

(b)the share certificates representing the Shares in the names of Seller or an indemnity, in form and substance satisfactory to Buyer, for any lost certificates;

(c)the register and minute books of the Company (written up to the Closing Date);

(d)a certified copy of the resolutions of the directors of the Company, in form and substance satisfactory to Buyer, authorizing the transfer of the Shares to Buyer and the entry of Buyer in the Register of Members of the Company;

(e)a certified copy of the resolutions of the directors of the Company, in form and substance satisfactory to Buyer, resolving that, subject to Closing occurring, the transfer of the Shares to the Buyer will be registered;

(f)a letter, in form and substance satisfactory to Buyer, acting reasonably, signed by a person identified by the current Registered Agent of the Company as their current "client of record" addressed to the current Registered Agent of the Company informing them of the change in ownership of the Company and instructing them to update the Company's registers of members, directors and officers and to change their "client of record" to such person(s) nominated by Buyer to act as the "client of record"; and

(g)a certified copy of the Company's register of members showing Buyer as the sole owner of the Shares.

9.6.	Additional Documents

Each of the following documents, in form and substances satisfactory to Buyer, must have been delivered to Buyer or as otherwise appropriate:

(a)a certificate executed by Seller representing and warranting to Buyer that:

(i)with respect to each of Seller's representations and warranties (concerning each of the Seller and the Company) in this Agreement, either (i) such representation or warranty is true and accurate in all material respects as of the Closing Date or (ii) disclosing to what extent such representation or warranty would no longer be true and accurate if made as of the Closing Date;

(ii)the conditions in Sections 9.2, 9.3, 9.4 and 9.7 have been satisfied; and

(iii)to its Knowledge, the conditions in Sections 9.12, 9.13 and 9.14 have been satisfied.

(b)duly completed bank authorities directed to the bankers of the Company and the Branch authorizing those persons nominated by Buyer to be authorized signatories of each of its bank accounts following the Closing Date and terminating the authority of those present signatories that are not nominated by the Buyer to be authorized signatories;

(c)duly signed resolutions of directors of the Company and the Seller, as sole member of the Company, confirming the appointment of the current directors of the Company and ratifying historical acts of the directors and officers of the Company, as applicable, in form and substance satisfactory to Buyer, acting reasonably;

(d)written resignations of the Resigning Officers, together with mutual releases in form and substance satisfactory to Buyer and Seller, acting reasonably;

(e)written resignation of the current resident representative of the Company in Turkey, together with a mutual release in form and substance satisfactory to Buyer and Seller, acting reasonably; provided, however, that the current resident representative shall confirm that he or she will continue to serve in such capacity after Closing until such time as a new resident representative as Buyer may designate has been approved by all applicable Governmental Bodies (including the GDPA and the Trade Ministry of Turkey) and announced in the Trade Registry Gazette;

(f)written resignations of the Resigning Directors as directors and/or secretaries of the Company and/or Branch, together with mutual releases in form and substance satisfactory to Buyer and Seller, acting reasonably;

(g)a certified copy of a resolution of directors of the Company resolving that: (i) subject to the Company and Branch Governing Documents and subject to them consenting to act, each of the Incoming Directors be appointed to the Board of Directors of the Company, and the resignation of the Resigning Directors from the Board be accepted, all with effect from Closing, so that a properly constituted Board of Directors is in existence at all times; (ii) subject to the Company and Branch Governing Documents and to them consenting to act, those individuals designated by Buyer be appointed as officers of the Company to such positions as may be designated by Buyer, and the resignation of the Resigning Officers as officers of the Company be accepted, all with effect from Closing; (iii) an individual designated by Buyer be appointed as the legal representative of the Branch with effect from Closing; and (iv) the registered office and the Registered Agent of the Company be changed to an address and Registered Agent designated by Buyer and the registered office of the Branch be changed to an address designated by Buyer with effect from Closing;

(h)a letter from the tax and social security office in Turkey evidencing that the Branch has no overdue tax and social security liabilities dated no earlier than five (5) business days (in Ankara, Republic of Turkey) prior to Closing;

(i)"no debt" and "no encumbrance" letters from the Ankara Chamber of Commerce Trade Registry;

(j)revocation by the principals of all of the Powers of Attorney, with the Powers of Attorney to be terminated upon Buyer's registration of new powers of attorney;

(k)if requested by Buyer, a new power of attorney executed by Seller to a new legal representative of the Branch as designated by Buyer; and

(l)such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this ARTICLE 9, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

9.7.	Company Records

Each of the following must have been delivered to Buyer or as otherwise appropriate:

(a)true and correct copies of the Company and Branch Governing Documents, certified by an authorized officer of Seller;

(b)the minute books, records and accounts and the common seal or company stamp (if any) of the Company and the Branch; and

(c)all Technical Information that is, to the Knowledge of Seller, in the possession or control of Seller and its Affiliates (other than Technical Information already in the possession of the Company), after using reasonable efforts to locate such Technical Information.

9.8.	Registered Agent Confirmation

Buyer having received confirmation from the current Registered Agent of the Company that:

(a)such Registered Agent has received from Buyer all identification and due diligence information required by such Registered Agent to enable it to comply with applicable anti-money laundering regulations and procedures in respect Buyer; and

(b)such Registered Agent has received from Seller all fees and expenses payable to such Registered Agent in respect of the Company (including such fees and expenses as may be charged by such Registered Agent to effect the change of registered office and Registered Agent of the Company on Closing).

9.9.	Concurrent Transaction

The closing of the West Thrace Deep Rights Disposition shall have been completed (or shall be completed concurrently with the Closing) and Buyer or its Affiliates shall have received all proceeds therefrom (or shall receive such proceeds concurrently with the Closing).

9.10.	TNP Guarantee

TransAtlantic Petroleum Ltd. is not in breach of any of the terms or conditions of the TNP Guarantee, and the TNP Guarantee remains in full force and effect.

9.11.	Other Conditions Precedent

(a)The Company shall have submitted the Tax Amnesty Application as contemplated by Section 7.3 and otherwise complied with the provisions of Section 7.3, and Buyer, acting reasonably, shall be satisfied that (i) the Company will be able to obtain amnesty under the Tax Amnesty Law in respect of those periods and matters described in Schedule 7.3 and (ii) the Tax Amnesty Amount will not exceed the amounts contemplated by Schedule 7.3.

(b)The amounts payable by Seller and its Affiliates to the Outgoing Employees and the Incoming Employees at or prior to transfer and to the Terminated Employees at or prior to termination shall have been paid as contemplated by Section 7.5.

(c)The Buyer shall have completed its site visit to the Company’s Tekirdag warehouse as contemplated by Section6.4(d) and shall have confirmed to its satisfaction, acting reasonably, the existence of the Inventory and that the Inventory has been properly maintained and is in good operable condition for its intended use in the Company’s business.

(d)Seller shall have delivered to Buyer an executed copy of the Transition Services Agreement.

(e)The existing Natural Gas Sales Agreement between the Company and AOI dated December 1, 2011 and the existing Gas Purchase Agreement between the Company and Petrogas Petrol Gaz dated November 1, 2011 shall each have been amended and restated concurrently with the Closing Date, in form and substance satisfactory to Buyer, acting reasonably, incorporating the key terms set forth in Schedule 9.11(e).

(f)The conveyance of the Company's interest in the Excluded Assets shall have been completed as contemplated by Section 7.8, to the satisfaction of Buyer, acting reasonably.

(g)The lenders of the Company and TransAtlantic Petroleum Ltd., including Denizbank A.S., shall have executed consent letters in favour of the Company and Buyer permitting the sale of the Shares to Buyer as contemplated by this Agreement and completion of the Intercompany Debt Settlement Procedures and shall have irrevocably released the Company from any and all obligations and released any and all security interests over the Shares and the Company Assets.

(h)The EMRA Licenses shall have been amended to reflect all applicable licenses, leases and fields and customers.

(i)The Intercompany Debt Settlement Procedures shall have been completed in accordance with Section 7.4 and there shall be no intercompany debt owing by the Company to its Affiliates or to the Company by its Affiliates.

9.12.	No Injunction

There must not be in effect any Applicable Legal Requirement or any Order that prohibits the purchase of the Shares by Buyer from Seller.

9.13.	No Proceedings

There must not be any Proceeding pending or threatened against Buyer, Seller, the Company or any of their respective Affiliates (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

9.14.	No Claim Regarding Stock Ownership

There must not have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, revenue, profits, or ownership interest in, the Company or the Branch.

ARTICLE 10
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

10.1.	Accuracy of Representations

Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

10.2.	Buyer's Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

10.3.	Consents

The Required Regulatory Approvals must have been obtained and must be in full force and effect. The Consent Agreement must be in full force and effect.

10.4.	Documents

Buyer must have caused the following documents to be delivered to Seller:

(a)a certificate executed by Buyer representing and warranting to Seller:

(i)with respect to each of Buyer's representations and warranties in this Agreement either (i) such representation or warranty is true and accurate in all material respects as of the Closing Date or (ii) disclosing to what extent such representation or warranty would no longer be true and accurate if made on the Closing Date;

(ii)the conditions in Sections 10.2 and 10.3 have been satisfied; and

(iii)to its Knowledge, the condition in Section 10.7 has been satisfied; and

(b)such other documents as Seller may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.

10.5.	VLE Guarantee

Valeura Energy Inc. is not in breach of any of the terms or conditions of the VLE Guarantee, and the VLE Guarantee remains in full force and effect.

10.6.	Other Conditions Precedent

(a)The amounts payable by Buyer and its Affiliates to the Outgoing Employees and the Incoming Employees at or prior to transfer and to the Terminated Employees at or prior to termination shall have been paid as contemplated by Section 7.5.

(b)Buyer shall have delivered to Seller an executed copy of the Transition Services Agreement.

(c)The existing Natural Gas Sales Agreement between the Company and AOI dated December 1, 2011 and the existing Gas Purchase Agreement between the Company and Petrogas Petrol Gaz dated November 1, 2011 shall each have been amended and restated concurrently with the Closing Date, in form and substance satisfactory to Seller, acting reasonably, incorporating the key terms set forth in Schedule 9.11(e).

10.7.	No Injunction

There must not be in effect any Applicable Legal Requirement or any Order that prohibits the sale of the Shares by Seller to Buyer.

ARTICLE 11
TERMINATION

11.1.	Termination Events

This Agreement may, by notice given prior to the Closing, be terminated:

(a)by either Buyer or Seller, if a material breach or violation of any provision of this Agreement has been committed by the other party and such breach or violation has not been cured to the satisfaction of the party seeking to terminate this Agreement, provided that this Agreement may not be terminated until the fifth day following written notice of such breach to such other party;

(b)by Buyer, if satisfaction of any of the conditions in ARTICLE 9 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement);

(c)by Buyer, if the West Thrace Deep Rights Disposition is terminated prior to completion;

(d)by Seller, if satisfaction of any of the conditions in ARTICLE 10 is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement);

(e)by mutual consent of Buyer and Seller; or

(f)by either Buyer or Seller, if the Closing has not occurred on or before the Outside Date (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement or through the inaccuracy of any representation or warranty of the party seeking to terminate this Agreement).

11.2.	Effect of Termination

If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that:

(a)the obligations of Buyer and Seller in Section 14.3 (and any other provisions of this Agreement required to give effect to such obligations) will survive such termination; and

(b)Buyer and Seller will each be entitled to pursue all rights and remedies available to it under Applicable Legal Requirements in respect of any Damages suffered or incurred by it or its Affiliates in connection with any breach of this Agreement by the other party prior to termination.

ARTICLE 12
INDEMNIFICATION; REMEDIES

12.1.	Survival

All representations and warranties in this Agreement will survive the Closing.

12.2.	Indemnification and Payment of Damages by Seller

Seller will indemnify and hold harmless Buyer, its Affiliates (including the Company) and each of their respective directors, officers, shareholders, employees and agents for, and will pay to the Buyer the amount of, any Damages suffered or incurred by any of such indemnified persons arising directly or indirectly from or in connection with:

(a)the inaccuracy of any representation or warranty made by Seller in ARTICLE 3 or ARTICLE 4 of this Agreement or in any certificate delivered by Seller pursuant to this Agreement;

(b)any breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)any claim or Liability (including in respect of any Proceeding) arising from or in respect of Taxes owed by the Company or Branch for any period prior to the Effective Date (including as a result of any adjustments to the Tax Amnesty Amount, whether voluntarily made by the Company or required by a Governmental Body, or any additional Taxes owed by the Company or Branch in respect of those periods or matters that were the subject of the Tax Amnesty Application);

(d)any claim or Liability (including in respect of any Proceeding) arising from or in respect of any Transferred Employee Claim commenced by an Outgoing Employee or Terminated Employee;

(e)any claim or Liability (including in respect of any Proceeding) relating to the Marhat Royalty;

(f)any claim or Liability (including in respect of any Proceeding) relating to the Excluded Assets or the transfer of the Excluded Assets as contemplated by Section 7.8; or

(g)any claim or Liability (including in respect of any Proceeding) arising as a result of the payments and distributions contemplated by the Intercompany Debt Settlement Procedures.

12.3.	Indemnification and Payment of Damages by Buyer

Buyer will indemnify and hold harmless Seller for, and will pay to Seller the amount of, any Damages suffered or incurred by Seller arising from or in connection with:

(a)the inaccuracy of any representation or warranty made by Buyer in ARTICLE 5 of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c)any claim or Liability (including in respect of any Proceeding) arising from or in respect of any Transferred Employee Claim commenced by an Incoming Employee; or

(d)any claim or Liability (including in respect of any Proceeding) in respect of operations of the Company after the Closing Date.

12.4.	Claims of Non-Parties

With respect to any indemnified Person who is not a party to this Agreement, the relevant party shall obtain and hold the rights and benefits of this ARTICLE 12 in trust for and on behalf of such indemnified Person.

12.5.	Time Limitation

If the Closing occurs, neither party will have any continuing indemnification obligations under this ARTICLE 12 unless on or before the expiration of eighteen (18) months from the Closing Date, the indemnified party notifies such party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the indemnified party; provided, however, the representations, warranties, covenants and obligations regarding (i) Taxes shall continue until all applicable statutory limitation periods in respect thereof have expired, (ii) Transferred Employee Claims shall continue until all applicable statutory limitation periods in respect thereof have expired, and (iii) organization and powers; authority; execution; binding effect; and ownership of the Shares, and those matters set forth in Sections 12.2(e), 12.2(f) and 12.2(g) shall continue indefinitely; and provided, however, the covenants and obligations in respect of those covenants that are to be fulfilled after the Closing shall continue in accordance with their terms.

12.6.	Limitation on Damages

The parties waive their rights to claim or recover any indirect, consequential, punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to indemnification hereunder.

12.7.	No Double Counting

Notwithstanding the provisions of this ARTICLE 12, Seller shall not be obligated to indemnify Buyer or any other indemnified party pursuant to Section 12.2 for any Damages in respect of any claim for indemnification under this ARTICLE 12 if Buyer or the Company has received compensation for such Damages in accordance with Section 8.4.

12.8.	Monetary Limitation

(a)Subject to Section 12.7(b), the indemnifying party in respect of any claim for indemnification under this ARTICLE 12 shall not be obligated to indemnify the indemnified party for any Damages:

(i)until the aggregate amount of the indemnified parties' Damages for which the indemnified party is determined to be otherwise entitled to indemnification under this ARTICLE 12 exceeds two hundred fifty thousand U.S. dollars (US $250,000), after which the indemnifying party shall be obligated for all the indemnified party's Damages for which the indemnified party is determined to be otherwise entitled to indemnification under this ARTICLE 12 that are in excess of two hundred fifty thousand U.S. dollars (US $250,000); and

(ii)in a cumulative aggregate amount exceeding two million U.S. dollars (US $2,000,000).

(b)The limitations set forth in Section 12.7(a) shall not apply to indemnification in respect of claims under Section 12.2(c), 12.2(d), 12.2(e), 12.2(f) or 12.2(g), or claims in respect of representations, warranties, covenants and obligations regarding organization and powers; authority; execution; binding effect; and ownership of the Shares.

12.9.	Procedure for Indemnification – Third Party Claims

(a)Promptly after receipt by an indemnified party under Section 12.2 or Section 12.3 of any claim against it by any Person, other than the other party and its Affiliates, that is subject to indemnification hereunder, such indemnified party will, if a claim is to be made against an indemnifying party under this ARTICLE 12, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such claim is prejudiced by the indemnified party's failure to give such notice.

(b)If any claim referred to in this Section 12.9 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such claim, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in the defence of such claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such claim and provide indemnification with respect to such claim), to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 12 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a claim, (i) it will be conclusively established for purposes of this Agreement that the claims made are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Applicable Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Each indemnified party hereby grants to the indemnifying party, to the extent permitted by law or by the terms of the indemnified party's insurance policies then in force, a right of subrogation to proceed against the particular third party or parties in question, and seek to recover therefrom any amounts to which such indemnifying party may be lawfully entitled.

(c)If notice is given to an indemnifying party of the commencement of any claim and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such claim, the indemnifying party will be bound by any determination made in such claim or any compromise or settlement effected by the indemnified party.

(d)Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such claim, but the indemnifying party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(e)Seller and Buyer, in their capacity as the indemnifying party, hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

12.10.	Procedure for Indemnification – Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12.11.	Exclusive Remedy

Other than in respect of fraud, Seller and Buyer acknowledge and agree that their respective sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement after the Closing shall be pursuant to the indemnification provisions set forth in this ARTICLE 12.

ARTICLE 13
ASSIGNMENT

13.1.	Assignment of Agreement

Seller acknowledges and agrees that Buyer may assign its rights to acquire the Shares to a third party who is either (i) an Affiliate of Buyer or (ii) a newly formed entity for which Buyer (or its Affiliates) have engaged in significant formation and financing activities, the purpose of which entity is to acquire the Shares.  Seller agrees that Buyer may, in its sole discretion, assign its rights hereunder to purchase the Shares.  Prior to Closing, Buyer will notify Seller of any such assignment and the identity of such assignee(s).  Upon such notice any such assignee shall be deemed a third party beneficiary of this Agreement with full independent rights to (a) rely on the representations, warranties and covenants contained herein and (b) enforce all rights and obligations hereunder, as to the rights to acquire the Shares assigned to such assignee.  From and after the date of any notice regarding an assignee, the term "Buyer" shall be deemed to include Valeura Energy Netherlands B.V. and any such assignee(s). Any such assignment shall not relieve Buyer of any of its obligations hereunder.

ARTICLE 14
GENERAL PROVISIONS

14.1.	Expenses

Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. For greater certainty, Seller shall pay all of the Registered Agent's fees (and all of the fees owing to former registered agents) in respect of the administration of the Company up to and including the Closing Date, and Buyer shall be solely responsible for the payment of the Registered Agent's fees subsequent to the Closing Date.

14.2.	Public Announcements

(a)Neither Buyer nor Seller will (and each of them will not permit its Affiliates to) issue any public announcement or similar publicity with respect to this Agreement without the prior written consent of the other party; provided, however, that either Buyer or Seller (or an Affiliate thereof) may make any public disclosure they believe in good faith, based upon advice of legal counsel, is required by any Applicable Legal Requirement or requested by any Governmental Body, including any stock exchange having jurisdiction. If disclosure is required pursuant to the foregoing, the disclosing party will advise the other party as far in advance as is reasonably possible prior to making the disclosure, and the parties will cooperate in the making of such disclosure to the extent reasonably possible. Notwithstanding the foregoing, Buyer and Seller (or their respective Affiliates) may, without prior consultation with the other party, issue a press release or make public disclosure regarding this Agreement or the transactions contemplated hereby if the disclosure proposed to be so made, as it relates to this Agreement or the transactions contemplated hereby, is substantially the same as disclosure previously consented to by the pursuant to this Section 14.2(a).

(b)The Parties acknowledge that each of them may be required to publicly file a copy of this Agreement with applicable securities regulatory authorities, subject to those redactions as may be permitted by Applicable Legal Requirements. The Parties shall cooperate with each other in determining which provisions should be redacted prior to making such filings, with a view to making such redactions to the fullest extent permitted by Applicable Legal Requirements; provided, however, that the foregoing shall not require any Party to make any redactions not permitted by Applicable Legal Requirements or that would require such Party to make an application to any securities regulatory authorities.

(c)Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby and the transition process resulting therefrom, and Buyer will have the right to be present for any such communication.

14.3.	Confidentiality

(a)Buyer and Seller will maintain in confidence, and will cause their respective Affiliates and any of their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information is or becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the furnishing or use of such information is required by any Applicable Legal Requirement or the request of any Governmental Body, (iv) such information is disclosed to an Affiliate or the party's and its Affiliates' directors, officers, employees, representatives and agents who need to have knowledge of the confidential information, (v) such information is disclosed to a party's or Affiliates' auditors, legal counsel, lenders, brokers, underwriters, investment bankers and other professional advisers for whom such confidential information would be relevant, or (vi) in the case of Buyer, such information is disclosed in connection with the West Thrace Deep Rights Disposition. Each party shall ensure that any person to whom confidential information is disclosed by it under clause (iv), (v) or (vi) will not disclose such confidential information to any other person if such disclosure would be a breach of this Agreement had such disclosure been made directly by such party and will be liable to the other party hereunder for any disclosure by such person.

(b)Following Closing, the confidentiality obligations of Buyer set forth in Section 14.3(a) will cease to apply to information in respect of the Company.

(c)If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request, subject to customary exceptions regarding bona fide document retention policies, professional obligations or automatic back-up of electronic data.

14.4.	Notices

All notices, consents, waivers, and other formal communications under this Agreement must be in writing and will be deemed to have been duly given: (a) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of such delivery; and (b) if sent by facsimile or e-mail transmission and successfully transmitted before 5:00 p.m. on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after 5:00 p.m. on that day or on a day that is not a Business Day, then on the first Business Day, where the recipient Party is located, following the date of transmission, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties). A copy of any notice, consent, waiver or other formal communications shall also be sent by electronic mail to the recipient's address set forth below; provided, however, that the failure to comply with this requirement shall not affect the effectiveness of such notice, consent, waiver or other formal communication if the other provisions of this Section 14.4 are followed.

Seller:

TransAtlantic Worldwide, Ltd.

ATTN:  Chad Burkhardt

16803 North Dallas Parkway

Addison, TX 75001

Phone:  214-220-4323

Fax:  214-265-4711

E-Mail: chad.burkhardt@tapcor.com

with a copy to:

Meredith Kennedy

TransAtlantic Petroleum Ltd.

16803 North Dallas Parkway

Addison, TX 75001

Phone:  214-220-4323

Fax:  214-265-4711

E-Mail: meredith.kennedy@tapcor.com

Buyer:

Valeura Energy Netherlands B.V.

ATTN: Jim McFarland

c/o Valeura Energy Inc.

Bow Valley Square 1

Suite 1200, 202 - 6th Avenue SW

Calgary, AB  T2P 2R9

Phone:  403-930-1150

E-Mail: jmcfarland@valeuraenergy.com

with a copy to:

Steve Bjornson

Valeura Energy Inc.

Bow Valley Square 1

Suite 1200, 202 - 6th Avenue SW

Calgary, AB  T2P 2R9

Phone:  403-930-1151

E-Mail:sbjornson@valeuraenergy.com

14.5.	Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.  Without limiting the foregoing, Seller shall, at its expense, use its commercially reasonable efforts and fully cooperate with Buyer and furnish such further information, execute and deliver such further documents and do such other acts and things to promptly complete the registration of the transfer of the Shares from Seller to Buyer and to promptly update the Branch's source file and trade registry records and information of the Branch's resident representative and address with all applicable Governmental Bodies (including the GDPA, the EMRA and the Trade Ministry of Turkey).

14.6.	Entire Agreement and Amendment

This Agreement, together with the TNP Guarantee, VLE Guarantee and the Consent Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the parties, including the non-binding letter agreement dated June 8, 2016, between TransAtlantic Petroleum Ltd. and Valeura Energy Inc. This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the parties hereto.

14.7.	Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.8.	Schedules

The following Schedules hereto are incorporated herein by reference as though contained in the body hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules attached hereto, the statements in the body of this Agreement will control.

Schedule 2.2(a) – Preliminary Purchase Price Calculation Schedule

Schedule 4.1(c) - Powers of Attorney
Schedule 4.3(a) - Exploration and Operation Licenses
Schedule 4.3(b) - Joint Venture, Royalty and Similar Agreements
Schedule 4.3(c) - Facilities
Schedule 4.3(d) - Equipment and Inventory
Schedule 4.3(e) - EMRA Licenses

Schedule 4.5(a) - Encumbrances
Schedule 4.6 - Excluded Assets
Schedule 4.8(c) - Corporate Policies
Schedule 4.9(b) - Communications from Governmental Bodies
Schedule 4.10(a) - Governmental Authorizations
Schedule 4.10(c) - Non-Compliance with Governmental Authorizations

Schedule 4.11 - Proceedings
Schedule 4.12 - Material Contracts
Schedule 4.13(a) - Insurance Policies
Schedule 4.13(b) - Insurance Claims
Schedule 4.15(a) – Company Employees
Schedule 4.15(b) – Company Employee Claims
Schedule 4.15(d) - Labor Contracts
Schedule 4.17 - Financial Statements
Schedule 4.19 - Conduct of Business
Schedule 4.20 - Location of Assets

Schedule 4.22(a) – Taxes

Schedule 4.22(b) – Tax Return

Schedule 7.3 – Tax Amnesty Matters

Schedule 7.5(a) – Outgoing Employees

Schedule 7.5(c) – Incoming Employees

Schedule 9.11(e) – Gas Sales Agreements

14.9.	Assignments, Successors, and No Third-Party Rights

Except as provided in ARTICLE 12 or ARTICLE 13,

(a)neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party;

(b)this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties;

(c)nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; and

(d)this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

14.10.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties will negotiate in good faith to replace any provision that is invalid or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such invalid or unenforceable provision.

14.11.	Section Headings; Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

14.12.	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.13.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Subject to 14.14, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the Province of Alberta, waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate.

14.14.	Dispute Resolution

(a)Notification.  If either Seller or Buyer desires to submit a dispute, controversy or claim of any kind or nature under or in connection with this Agreement (a "Dispute") for resolution, such party shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute ("Notice of Dispute").  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.  The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Section 14.14.

(b)Negotiations.  Except as provided in Section 12.9, the parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  A "Senior Executive" means any individual who has authority to negotiate the settlement of the Dispute for a party.  Within thirty (30) days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party's Senior Executive shall be given written notice of such intention at least three (3) days in advance and may also be accompanied at the meeting by an attorney.  Notwithstanding the above, any party may initiate arbitration proceedings pursuant to Section 14.14(c) concerning such Dispute.

(c)Arbitration.  Except as provided in Section 12.9(e), any Dispute not finally resolved by alternative dispute resolution procedures set forth in Section 14.14(b) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(i)Rules.  The arbitration shall be conducted in accordance with the International Commercial Arbitration Act (Alberta) (the "Rules").

(ii)Number of Arbitrators.  The arbitration shall be conducted by one arbitrator.

(iii)Consolidation.  If the parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(iv)Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Calgary, Alberta.

(v)Language.  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(vi)Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(vii)Notice.  All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 14.4.

(viii)Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute.

(ix)Costs and Attorneys' Fees.  The arbitral tribunal is authorized to award costs and attorneys' fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys' fees, shall be borne in the matter determined by the arbitral tribunal.

(x)Interest.  The award may include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  The rate of interest shall be determined by the arbitral award.

(xi)Currency of Award.  The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(xii)Waiver of Challenge to Decision or Award.  To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

14.15.	Counterparts

This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Execution Date.

SELLER

TRANSATLANTIC WORLDWIDE, LTD.

By: /s/ Malone Mitchell 3rd

Name:Malone Mitchell 3rd

Title:Chief Executive Officer

BUYER

VALEURA ENERGY NETHERLANDS B.V.

By: /s/ J.F. Verhaert

Name:J.F. Verhaert

Title: Managing Director

By: /s/ James D. McFarland

Name:James D. McFarland

Title:Director